UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Verisk Analytics, Inc.
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2012 Annual Meeting of Shareholders

to be held at the offices of the Company

545 Washington Boulevard

Jersey City, New Jersey 07310

May 16, 2012, 8:00 AM, local time

April 2, 2012

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders of Verisk Analytics, Inc. will be held on Wednesday, May 16, 2012, at 8:00 a.m. local time, at 545 Washington Boulevard, Jersey City, New Jersey 07310, to:

•	elect three (3) members of the Board of Directors;

•	approve the compensation of the Company’s named executive officers on an advisory, non-binding basis (“say-on-pay”);

•	approve the Verisk Analytics, Inc. 2012 Employee Stock Purchase Plan;

•	ratify the appointment of Deloitte & Touche LLP as independent auditor for the year ending December 31, 2012; and

•	transact such other business as may properly come before the meeting.

Our Board of Directors recommends that you vote “FOR” the election of directors, the approval of the compensation of the Company’s named executive officers on an advisory, non-binding basis, the approval of the Verisk Analytics, Inc. 2012 Employee Stock Purchase Plan and the ratification of the appointment of the auditor. With respect to certain of our shareholders, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders via the Internet. We believe this e-proxy process expedites shareholders’ receipt of proxy materials and lowers the costs of our annual meeting of shareholders. Accordingly, we have mailed to certain of our beneficial owners the Notice of Internet Availability of Proxy Materials containing instructions on how to access the attached Proxy Statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. We are mailing paper copies of our annual meeting materials to our shareholders of record, and to eligible participants in the ISO 401(k) Savings and Employee Stock Ownership Plan, or ESOP.

The Notice of Internet Availability of Proxy Materials is being mailed to certain of our shareholders beginning on or about April 2, 2012. The Proxy Statement is being made available to our shareholders and eligible ESOP participants beginning on or about April 2, 2012.

In addition, we are mailing this Proxy Statement, our annual report and a proxy card to shareholders of record and eligible participants in the ISO 401(k) Savings and Employee Stock Ownership Plan.

Very truly yours,

Kenneth E. Thompson

Executive Vice President, General

Counsel and Corporate Secretary

*****

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 16, 2012. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available at www.proxyvote.com. Upon written request to our Corporate Secretary, we will provide a copy of our Annual Report on Form 10-K without charge.

Verisk Analytics, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07310

April 2, 2012

PROXY STATEMENT

We are making this Proxy Statement available in connection with the solicitation of proxies by our Board of Directors for the 2012 Annual Meeting of Shareholders. We are mailing the Notice of Internet Availability of Proxy Materials on or about April 2, 2012. This Proxy Statement is being made available to our shareholders on or about April 2, 2012. In this Proxy Statement, we refer to Verisk Analytics, Inc. as the “Company,” “Verisk,” “we,” “our” or “us” and the Board of Directors as the “Board.”

ANNUAL MEETING INFORMATION

Date and Location.    We will hold the annual meeting on Wednesday, May 16, 2012 at 8:00 AM, local time, at the offices of the Company, 545 Washington Boulevard, Jersey City, New Jersey 07310.

Admission.    Only record or beneficial owners of our common stock as of the Record Date, as defined below, or their proxies, and eligible participants of the ISO 401(k) Savings and Employee Stock Ownership Plan, or ESOP, may attend the annual meeting in person. When you arrive at the annual meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Notice of Electronic Availability of Proxy Materials.    Pursuant to the rules adopted by the SEC, we are making this Proxy Statement and our Annual Report on Form 10-K available to some of our shareholders electronically via the Internet. Accordingly, in compliance with this e-proxy process, on or about April 2, 2012, we are mailing to our beneficial owners the Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K via the Internet and how to vote online. As a result, beneficial owners will not receive a printed copy of the proxy materials in the mail unless they request a copy. The Notice is not a proxy card and cannot be used to vote your shares. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Your participation in the e-proxy process enables us to save money on the cost of printing and mailing the documents to you. Beneficial owners may request to receive a printed set of the proxy materials by mail or electronically, in either case, free of charge.

Printed copies of the proxy materials are being sent to record holders of our stock and to eligible ESOP participants. All shareholders and eligible ESOP participants will be able to access the proxy materials at www.proxyvote.com.

Record and Beneficial Owners.    If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, to be a stockholder of record, and our annual meeting materials are being sent to you directly by us. As the stockholder of record, you have the right to grant your voting proxy or to attend the meeting and vote in person. If your shares are held in a brokerage account, including an Individual Retirement Account, or by a bank or other nominee, you are considered a beneficial owner of those shares held in “street name” and your broker or nominee is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares.

VOTING INFORMATION

Record Date.    The Record Date for the annual meeting is March 19, 2012. Record and beneficial owners may vote all shares of Verisk’s common stock they owned as of the close of business on that date. ESOP participants may direct the ESOP Trustee to vote all shares of Verisk’s common stock allocated to their ESOP accounts as of the close of business on that date. Each share of Class A common stock entitles you to one vote on the election of each of the Directors nominated for election and one vote on each other matter voted on at the annual meeting. On the Record Date 165,705,298 shares of Class A common stock were outstanding. We need a quorum consisting of a majority of the shares of Class A common stock outstanding on the Record Date present, in person or by proxy, to hold the annual meeting. As of October 6, 2011, the Company no longer has any shares of Class B common stock outstanding.

Submitting Voting Instructions for Shares Held Through a Broker.    If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your broker and present it at the annual meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. New York Stock Exchange (NYSE) member brokers may vote your shares as described below:

•

Discretionary Items.    The ratification of the appointment of Verisk’s independent auditor is a “discretionary” item. NYSE member brokers that do not receive instructions from beneficial owners may vote on this proposal in their discretion, subject to any voting policies adopted by the broker holding your shares.

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Nondiscretionary Items.    The election of directors, the approval of the compensation of the Company’s named executive officers on an advisory, non-binding basis, and the approval of the Verisk Analytics, Inc. 2012 Employee Stock Purchase Plan are considered “non-discretionary” items. NYSE members that do not receive instructions from beneficial owners may not vote on these proposals on their behalf.

If you do not submit voting instructions and your broker does not have discretion to vote your shares on a matter, your broker will return the proxy card without voting on that matter (referred to as broker non-votes). Your shares will not be counted in determining the outcome of the vote on that matter. Therefore, if you hold your shares through a broker, it is critically important that you submit your voting instructions if you want your shares to count in the election of directors, the approval of the compensation of named executive officers on an advisory, non-binding basis and the approval of the Verisk Analytics, Inc. 2012 Employee Stock Purchase Plan.

Submitting Voting Instructions for Shares Held in Your Name.    If you hold shares as a record holder, you may vote by submitting a proxy for your shares by mail, telephone or Internet as described on the proxy card. If you submit your proxy via the Internet, you may incur costs such as cable, telephone and Internet access charges. The deadline for submitting your proxy via the Internet or by telephone is 11:59 p.m., EDT, on May 15, 2012. Submitting your proxy will not limit your right to vote in person at the annual meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendations.

Submitting Voting Instructions for shares held in the ESOP.    Participants who hold shares indirectly through the ISO 401(k) Savings and Employee Stock Ownership Plan may instruct the Plan Trustee, Greatbanc Trust Company, how to vote all shares of Verisk Class A common stock allocated to their accounts. The Plan Trustee will vote the ESOP shares for which it has not received instruction in its discretion, in the best interests of ESOP participants. All votes will be kept confidential and individual votes will not be disclosed to management unless required by law.

Revoking Your Proxy.    You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to the Corporate Secretary, Kenneth E. Thompson, Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310; (2) submitting a later proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting in person at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote in person at the meeting.

Votes Required to Elect Directors.    Each director will be elected by a plurality of the votes cast with respect to such director. A “plurality of the votes cast” means that the open seats on the Board will be filled by the nominees who receive the highest number of votes until all of the open seats have been filled. Under Delaware law, if the director is not re-elected at the annual meeting, the director will continue to serve on the Board until such director’s successor is elected and qualified or until such director’s earlier resignation or removal.

Votes Required to Adopt the Advisory, Non-Binding Resolution on Compensation of Company’s Named Executive Officers.    The approval of the compensation of the Company’s named executive officers on an advisory, non-binding basis requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon.

Votes Required to Approve the Verisk Analytics, Inc. 2012 Employee Stock Purchase Plan.    The approval of the Verisk Analytics, Inc. 2012 Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon.

Votes Required to Ratify Auditor.    The ratification of the appointment of Deloitte & Touche requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon.

“Abstaining” and “Broker Non-Votes.”    You may vote “abstain” for any proposal, except for the election of directors. Shares voting “abstain” on and broker non-votes with respect to any nominee for director will be excluded entirely from such vote and will have no effect on the election of directors. Shares voting “abstain” on the other proposals will be counted as present at the annual meeting for purposes of that proposal and your abstention will have the effect of a vote against the proposal. Broker non-votes will not be counted in determining the results of the votes on these proposals.

ITEM 1 — ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes serving staggered terms. The number of directors is fixed by our Board of Directors, subject to the terms of our amended and restated certificate of incorporation. As of October 6, 2011, all remaining Class B common stock issued and outstanding converted into Class A Common Stock. Accordingly, there will no longer be Class B directors. Our Board of Directors will consist of eleven directors and each director who is elected will be elected for a three-year term by the holders of a plurality of the votes cast by the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. All of the nominees are current directors of Verisk as of April 2, 2012, and each nominee has indicated that he will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board.

We believe that each of the nominees listed below possesses key attributes that we seek in a director, including strong and effective decision-making, communication and leadership skills. We also believe that the Board as a whole possesses the right diversity of experience, qualifications and skills to oversee and address the key issues facing the Company.

Nominees for Election

Nominees for terms continuing until 2015

J. Hyatt Brown (74) has served as one of our directors since 2003. Mr. Brown has been Chairman of Brown & Brown, Inc. since 1993 and served as Brown & Brown’s Chief Executive Officer from 1993 until July 1, 2009. Mr. Brown is a Trustee of Stetson University in Florida, a past member of the Florida Board of Regents and a member of the Florida Council of 100. He was elected to the Florida House of Representatives in 1972 and was elected Speaker in 1978. Mr. Brown retired as Speaker in 1980. He also serves on the Board of

Directors of Next Era Energy, Inc. and the International Speedway Corporation. He served on the boards of directors of Rock-Tenn Company until January 2010, Sun Trust Banks, Inc. until 2008 and Bell South Corporation until 2006. In assessing Mr. Brown’s skills and qualifications to serve on our Board, our directors considered his extensive experience in expanding and managing Brown & Brown, Inc., and his deep knowledge of the insurance industry. Our Board also believes it benefits from Mr. Brown’s experience gained by service on two other public company boards, Next Era Energy, Inc. and the International Speedway Corporation.

Glen A. Dell (76) has served as one of our directors since 1995. Mr. Dell is a retired Partner of MapleWood Equity Partners LP. Mr. Dell served as a Partner of MapleWood Equity Partners LP from 1998 to 2007. From 1992 to 1997, Mr. Dell served as President of Investcorp Management Services Inc., where he was responsible for post-acquisition management of Investcorp’s portfolio of companies in North America. He has also served as a consultant, specializing in interim management services, and held executive positions with General Electric Co., International Paper Co., and JWT Group, Inc. Mr. Dell was a member of the Board of Directors of Parts Depot, Inc. until February 2008. In assessing Mr. Dell’s skills and qualifications to serve on our Board, our directors considered his significant financial expertise and general management experience gained as a consultant and in executive positions at large companies. This expertise and experience includes his understanding of operations, financial planning and controls, and evaluating and executing acquisition and divestiture transactions. The Board also values Mr. Dell’s qualification as an “audit committee financial expert” as that term is defined by the rules of the SEC.

Samuel G. Liss (55) has served as one of our directors since 2005. Mr. Liss is a principal of WhiteGate Partners LLC, a financial services advisory firm. From 2004 to 2010, Mr. Liss served as Executive Vice President at The Travelers Companies. Before the merger of The St. Paul and Travelers Companies, Mr. Liss served as Executive Vice President at The St. Paul Companies from 2003 to 2004. From 1994 to 2001, Mr. Liss was a Managing Director at Credit Suisse First Boston, or CSFB, initially focused on equity research across a range of financial institution sectors. He subsequently served as a senior investment banker in CSFB’s Financial Institutions Group. Mr. Liss was a senior equity analyst at Salomon Brothers from 1980 to 1994. In assessing Mr. Liss’ skills and qualifications to serve on our Board, our directors considered his management and operational experience gained as a senior executive of a global insurance business, as well as his expertise in the capital markets.

Directors with terms continuing until 2013

John F. Lehman, Jr. (69) has served as one of our directors since 1992. Mr. Lehman is Chairman of J. F. Lehman & Co., an investment firm that he founded in 1991. Prior to founding J. F. Lehman & Co., he was Managing Director of Paine Webber, Inc. from 1988 to 1991. In 1981, Mr. Lehman was appointed Secretary of the Navy by President Reagan and served in that capacity until 1987. Mr. Lehman was a member of the bipartisan September 11 Commission and serves on the Board of Directors of Ball Corp. and EnerSys, Inc. In assessing Mr. Lehman’s skills and qualifications to serve on our Board, our directors considered his financial expertise and operations skills gained through involvement with numerous diverse businesses and through his experience in government and public service. Our Board also believes it benefits from Mr. Lehman’s experience gained by service on two other public company boards, Ball Corp. and EnerSys, Inc.

Andrew G. Mills (59) has served as one of our directors since 2002. Mr. Mills served as the interim President of The King’s College in New York, New York from May 2007 until August 2010. He is the former Chairman of Intego Solutions LLC, which he founded in 2000. Mr. Mills previously served as Chief Executive Officer of The Thomson Corporation’s Financial and Professional Publishing unit and as a member of Thomson’s Board of Directors. In 1984, he led the start-up operations of Business Research Corporation and was responsible for overseeing its sale and integration into The Thompson Corporation. He began his career with Courtaulds Ltd. and joined The Boston Consulting Group in 1979. Mr. Mills is on the Board of Directors of The King’s College, Lexington Christian Academy, and Camp of the Woods, is a member of the Massachusetts State Board of the Salvation Army and is co-chairman of the Theology of Work Project. In assessing Mr. Mills’ skills and qualifications to serve on our Board, our directors considered his management expertise gained through senior executive positions with diverse businesses and his expertise in acquisitions and integration of acquired businesses.

Arthur J. Rothkopf (76) has served as one of our directors since 1993. Mr. Rothkopf retired after having served as Senior Vice President and Counselor to the President of the U.S. Chamber of Commerce from July 2005 through July 2010. From 1993 to 2005, Mr. Rothkopf was President of Lafayette College in Easton, Pennsylvania. Prior to serving as President of Lafayette College, Mr. Rothkopf was General Counsel and Deputy Secretary of the U.S. Department of Transportation, appointed by President George H. W. Bush. From 1967 through 1991, he practiced law with the Washington, D.C., firm of Hogan & Hartson, where he was a senior partner. Mr. Rothkopf is a trustee of American University in Washington, D.C., and a trustee of the Educational Testing Service in Princeton, New Jersey. He is vice-chair of the National Advisory Committee on Institutional Quality and Integrity of the U.S. Department of Education. He is Board chair of the Edvance Foundation, a non-profit entity dedicated to improving access to higher education for low-income students. He served as a director of Bristol West Holdings, Inc. until 2007. In assessing Mr. Rothkopf’s skills and qualifications to serve on our Board, our directors considered his financial expertise and management skills gained in various executive roles and through his experience in government and public service.

Constantine P. Iordanou (62) has served as one of our directors since 2001. Mr. Iordanou has served as President and Chief Executive Officer of Arch Capital Group Limited, or ACGL, since August 2003 and as director of ACGL since January 2002. From January 2002 through July 2003, he was Chief Executive Officer of Arch Capital (U.S.) Inc., a wholly owned subsidiary of ACGL. Prior to joining ACGL in 2002, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as Senior Executive Vice President of Group Operations and Business Development of Zurich Financial Services, President of Zurich-American Specialties Division, Chief Operating Officer and Chief Executive Officer of Zurich American and Chief Executive Officer of Zurich North America. Prior to joining Zurich in March of 1992, he served as President of the Commercial Casualty division of the Berkshire Hathaway Inc. and served as Senior Vice President with the American Home Insurance Company, a member of the American International Group. In assessing Mr. Iordanou’s skills and qualifications to serve on our Board, our directors considered his experience as director and Chief Executive Officer of another public company, ACGL, as well as his extensive experience as a senior executive of various global insurance businesses.

Directors with terms continuing until 2014

Frank J. Coyne (63) has been our Chairman and Chief Executive Officer since March 2011 and was our Chairman, President and Chief Executive Officer from 2002 to February 2011. From 2000 to 2002, Mr. Coyne served as our President and Chief Executive Officer and he served as our President and Chief Operating Officer from 1999 to 2000. Mr. Coyne joined the Company from Kemper Insurance Cos., where he was Executive Vice President, Specialty and Risk Management Groups. Previously, he served in a variety of positions with General Accident Insurance and was elected its President and Chief Operating Officer in 1991. He has also held executive positions with Lynn Insurance Group, Reliance Insurance Co. and PMA Insurance Co. In assessing Mr. Coyne’s skills and qualifications to serve on our Board, our directors considered the in-depth operations and management experience and knowledge gained by Mr. Coyne as President and Chief Executive Officer of Verisk since 2002.

Christopher M. Foskett (54) has served as one of our directors since 1999. Mr. Foskett is the Managing Director — Global Head of Sales for Treasury Services at JPMorgan Chase Bank. He was Managing Director — Global Head of Financial Institutions of National Australia Bank from 2008 to 2011 and a Managing Director and Global Head of the Financial Institutions Group in Citigroup’s Corporate Bank from 2007 to 2008. From 2003 to 2007, Mr. Foskett was Head of Sales and Relationship Management for Citigroup Global Transaction Services. He also served as Global Industry Head for the Insurance and Investment Industries in Citigroup’s Global Corporate Bank from 1999 to 2003. Previously, he held various roles in Citigroup’s mergers and acquisitions group. In assessing Mr. Foskett’s skills and qualifications to serve on our Board, our directors considered his more than 30 years in the banking and financial services industries, and experience gained as a senior executive with global financial institutions.

David B. Wright (63) has served as one of our directors since 1999. Since December 2011, Mr. Wright has served as the Executive Vice Chairman of GridIron Systems, a privately held company that deploys appliance software technology that maximizes application performance for enterprise customers, and prior to that served as its Chief Executive Officer. Mr. Wright served as Chief Executive Officer and Chairman of Verari Systems, Inc.,

from June 2006 to December 2009. He was Executive Vice President, Office of the CEO, Strategic Alliances and Global Accounts of EMC Corporation from July 2004 until August 2006. From October 2000 to July 2004, Mr. Wright served as President, Chief Executive Officer and Chairman of the Board of Legato Systems. Prior to joining Legato Systems, Mr. Wright had a 13-year career with Amdahl Corporation, where he served as President and Chief Executive Officer from 1997 to 2000. Mr. Wright also currently serves on the Board of Directors of ClearEdge Power and GeekNet, Inc., and served on the Board of Directors of ActivIdentity Corp. from 2008 until 2011. In assessing Mr. Wright’s skills and qualifications to serve on our Board, our directors considered the operations and management experience he gained in leadership positions in diverse businesses.

Thomas F. Motamed (63) has served as one of our directors since 2009. Mr. Motamed has been the Chairman of the Board and Chief Executive Officer of CNA Financial Corporation since January 1, 2009. From December 2002 to June 2008, he served as Vice Chairman and Chief Operating Officer of The Chubb Corporation and President and Chief Operating Officer of Chubb & Son. In assessing Mr. Motamed’s skills and qualifications to serve on our Board, our directors considered his management and operations experience gained as a senior executive, including as Chief Executive Officer, of various global insurance businesses. Our Board also believes it benefits from Mr. Motamed’s experience gained by service on another public company board, CNA Financial Corporation.

Our Board unanimously recommends a vote “FOR” the election of all three (3) nominees. Proxies solicited by our Board will be voted “FOR” these nominees unless otherwise instructed.

CORPORATE GOVERNANCE

Corporate Governance Documents.    Verisk maintains a corporate governance website at the “Corporate Governance” link under the “Investors” link at www.verisk.com.

Our Corporate Governance Guidelines (including our director independence standards); Code of Business Conduct and Ethics; and Audit, Compensation and Nominating and Corporate Governance Committee charters are available on our website at the “Corporate Governance” link under the “Investors” link at www.verisk.com and are available to any shareholder who requests them by writing to Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, New Jersey 07310, Attention: Kenneth E. Thompson, Corporate Secretary.

Our Code of Business Conduct and Ethics applies to our directors, executive officers and employees. If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Business Conduct and Ethics for our chief executive officer (CEO), chief financial officer (CFO), principal accounting officer or controller or persons performing similar functions, we will satisfy the applicable SEC disclosure requirement by disclosing within four business days the nature of the amendment or waiver on our website at the “Corporate Governance” link under the “Investors” link at www.verisk.com.

Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Leadership Structure and Presiding Director.    Frank J. Coyne serves as both our Chief Executive Officer and the Chairman of our Board of Directors. We believe combining the role of Chairman and CEO is appropriate for our Board because Mr. Coyne can lend his familiarity with our business strategy and our industry to the leadership of the Board. We also believe the combined role of Chairman and CEO facilitates the flow of information between the board and management and helps promote effective corporate governance. We have also taken steps to ensure that our Board effectively carries out its responsibility for independent oversight by establishing the role of Presiding Director. John F. Lehman, Jr. is currently the Presiding Director. The Presiding Director’s duties and authority, set forth in our Corporate Governance Guidelines, include calling and leading independent, non-employee director sessions. The Presiding Director role rotates annually among the chairs of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance and Investment Committee.

Director Independence.    Under our By-laws, our Board of Directors may consist of not less than seven nor more than fifteen directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. Of our eleven active directors, ten are “independent” as defined under NASDAQ listing rules. Currently, the following individuals serve on our Board of Directors as independent directors: J. Hyatt Brown, Glen A. Dell, Christopher M. Foskett, Constantine P. Iordanou, John F. Lehman, Jr., Samuel G. Liss, Thomas F. Motamed, Andrew G. Mills, Arthur J. Rothkopf, and David B. Wright. Frank J. Coyne, our Chief Executive Officer, is the only member of our Board who is not independent.

Board Meetings and Committees.    Our Bylaws provide that the Board of Directors may designate one or more committees. We currently have the following committees: Executive Committee, Audit Committee, Compensation Committee, Finance and Investment Committee, and Nominating and Corporate Governance Committee. Our Board met five times in 2011. In 2011, all directors attended at least 75% of the meetings of the Board and of the committees on which the directors served that were held while such directors were members.

The Executive Committee currently consists of Frank J. Coyne (Chair), Glen A. Dell, Constantine P. Iordanou, John F. Lehman, Jr. and Arthur J. Rothkopf. The Executive Committee exercises all the power and authority of the Board of Directors (except those powers and authorities that are reserved to the full Board of Directors under Delaware law) between regularly scheduled Board of Directors meetings. The Executive Committee also makes recommendations to the full Board of Directors on various matters. The Executive Committee meets as necessary upon the call of the Chairman of the Board of Directors. The Executive Committee did not meet in 2011.

The Audit Committee currently consists of Glen A. Dell (Chair), Christopher M. Foskett, Samuel G. Liss, Andrew G. Mills, Thomas F. Motamed and David B. Wright, all of whom are “independent” as defined under applicable listing rules. The Audit Committee is established in accordance with Section 3(a)(58) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of our Audit Committee is financially literate, as such term is interpreted by our Board of Directors. In addition, Glen A. Dell meets the qualifications of an “audit committee financial expert” in accordance with SEC rules, as determined by our Board of Directors. The Audit Committee reviews the internal accounting and financial controls for the Company and the accounting principles and auditing practices and procedures to be employed in preparation and review of the financial statements of the Company. The Audit Committee also provides assistance to our Board of Directors in fulfilling its responsibilities with respect to our compliance with legal and regulatory requirements. In addition, the Audit Committee makes recommendations to the Board of Directors concerning the engagement of the independent accounting firm and the scope of the audit to be undertaken by such auditors. The Audit Committee met five times in 2011.

The Compensation Committee currently consists of John F. Lehman, Jr. (Chair), Glen A. Dell, Constantine P. Iordanou and David B. Wright, all of whom are “independent” as defined under applicable listing rules. The Compensation Committee reviews and, as it deems appropriate, recommends to the Board of Directors policies, practices and procedures relating to the compensation of the CEO and of each of the Company’s other executive officers and directors and the establishment and administration of employee benefit plans. The Compensation Committee also exercises all authority under the Company’s employee equity incentive plans and advises and consults with the officers of the Company as may be requested regarding managerial personnel policies. The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee when it deems it appropriate and in the best interests of the Company. The Compensation Committee met two times in 2011.

The Finance and Investment Committee currently consists of Samuel G. Liss (Chair), J. Hyatt Brown, Christopher M. Foskett, Andrew G. Mills and Thomas F. Motamed. The Finance and Investment Committee meets annually and at such other times as necessary to establish, monitor and evaluate the Company’s investment policies, practices and advisors and to advise management and the Board of Directors on the financial aspects of strategic and operational directions, including financial plans, capital planning, financing alternatives, and acquisition opportunities. The Finance and Investment Committee met six times in 2011.

The Nominating and Corporate Governance Committee currently consists of Constantine P. Iordanou (Chair), J. Hyatt Brown, John F. Lehman, Jr., and Arthur J. Rothkopf, all of whom are “independent” as defined under applicable listing rules. The Nominating and Corporate Governance Committee reviews and, as it deems appropriate, recommends to the Board of Directors policies and procedures relating to director and committee nominations, including consideration of shareholder nominees, and corporate governance policies. The Nominating and Corporate Governance Committee met three times in 2011.

Our Board has adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee setting forth the roles and responsibilities of each committee. The charters are available on our website at the “Corporate Governance” link under the “Investors” link at www.verisk.com. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

The reports of the Audit Committee and the Compensation Committee appear herein.

Director Attendance at Annual Meetings.    The Company’s Corporate Governance Guidelines state that directors are expected to attend annual meetings of shareholders. All of our directors attended the 2011 Annual Meeting of shareholders.

Executive Sessions.    The Company’s Corporate Governance Guidelines provide that non-employee directors may meet in executive sessions and the Presiding Director will preside over these executive sessions. If any non-employee directors are not independent, then the independent directors will meet in executive sessions and the Presiding Director will preside over these executive sessions. In 2011, after every Board and committee meeting an executive session consisting of non-employee directors, each of whom is independent, was convened.

Communications with Directors.    Shareholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, the Presiding Director, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to Kenneth E. Thompson, Executive Vice President, General Counsel and Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310. Any communication to report potential issues regarding accounting, internal controls and other auditing matters should be marked “Personal and Confidential” and sent to Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310, Attention: Chair of the Audit Committee of Verisk Analytics, Inc., in care of Kenneth E. Thompson, Executive Vice President, General Counsel and Corporate Secretary. Our Policy for Reporting Concerns Related to Accounting and Ethical Violations (Whistleblower Policy) is available on our website at the “Corporate Governance” link under the “Investors” link at www.verisk.com. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Mandatory Retirement.    Arthur J. Rothkopf is currently serving as a director for a three year term ending in 2013, and in 2010 Mr. Rothkopf reached the Company’s mandatory retirement age under our Corporate Governance Guidelines for directors of 75. The Board and the Nominating and Corporate Governance Committee believe that, having recently transitioned to public company status, the Company would benefit from Mr. Rothkopf’s continued service for the remainder of his three year term. Accordingly, the applicability of the mandatory retirement age under our Corporate Governance Guidelines was waived in this circumstance in order to permit Mr. Rothkopf to complete his three year term as director ending in 2013. Pursuant to our Corporate Governance Guidelines, this waiver was renewed in 2012.

Glen A. Dell is currently serving as a director for a three year term ending in 2012 and has been nominated to stand for re-election as a director for a term continuing until 2015. In 2010, Mr. Dell reached the Company’s mandatory retirement age under our Corporate Governance Guidelines for directors of 75. The Board and the Nominating and Corporate Governance Committee believe that, having recently transitioned to public company status, the Company will benefit from Mr. Dell’s continued service for another three year term continuing until 2015. Accordingly, the applicability of the mandatory retirement age under our Corporate Governance Guidelines was waived in this circumstance in order to permit Mr. Dell to stand for re-election as a director for a three year term continuing until 2015. Pursuant to our Corporate Governance Guidelines, this waiver will be reviewed annually.

Compensation Governance.    The Compensation Committee consists of at least three members, and is composed solely of independent directors meeting the independence requirements of the NASDAQ. The

Compensation Committee currently consists of four members, each of whom is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee has the responsibility and authority to approve performance-based compensation for named executive officers. The Nominating and Corporate Governance Committee recommends nominees for appointment to the Compensation Committee from time-to-time and as vacancies or newly-created positions occur. Compensation Committee members are appointed by the Board and may be removed by the Board at any time.

The Compensation Committee operates under a written charter adopted by the Board. As noted above, the Compensation Committee is responsible for reviewing and approving annually all compensation awarded to the Company’s executive officers, including the CEO and the other executive officers named in the “Summary Compensation Table” herein (“named executive officers” or “NEOs”). In addition, the Compensation Committee administers the Company’s equity incentive plans, including reviewing and approving equity grants to executive officers. Information on the Compensation Committee’s processes, procedures and analysis of NEO compensation for fiscal 2011 is addressed in the “Compensation Discussion and Analysis” herein.

The Compensation Committee actively engages in its duties and follows procedures intended to ensure excellence in compensation governance, including those described below:

•	Identifying corporate goals and objectives relevant to executive officer compensation.

•

Evaluating each executive officer’s performance in light of such goals and objectives and setting each executive officer’s compensation based on such evaluation and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation).

•	Determining any long-term incentive component of each executive officer’s compensation.

•	Identifying corporate goals and objectives relevant to director compensation.

•

Evaluating each director’s performance in light of such goals and objectives and setting each director’s compensation, including any long-term incentive component, based on such evaluation and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation).

Additional information about our executive compensation plans and arrangements and their administration is described in the “Compensation Discussion and Analysis” herein and the accompanying executive compensation tables. The Compensation Committee may delegate the administration of these plans as appropriate, including to one or more officers of the Company, to subcommittees of the Board or to the Chairperson of the Compensation Committee when it deems it appropriate and in the best interests of the Company.

The Compensation Committee has the sole authority to retain and terminate any advisor, including any compensation consultant assisting the Compensation Committee in the evaluation of CEO or other executive officer compensation, including authority to approve all such fees and other retention terms. As further described in the “Compensation Discussion and Analysis” herein, during 2011, the Compensation Committee retained a compensation consultant. In developing its views on compensation matters and determining the compensation awarded to our NEOs, the Compensation Committee also obtains input from the Human Resources department, which collects information and prepares materials for the Compensation Committee’s use in compensation decisions.

Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee is a current or former officer of the Company or any of our subsidiaries. In addition, there are no compensation committee interlocks with the Board of Directors or compensation committee of any other company.

Board Diversity.    The Nominating and Corporate Governance Committee and the Board include diversity of viewpoints, background, experience and other demographics among the criteria they consider in connection with selecting candidates for the Board. While neither the Board nor the Nominating and Corporate Governance Committee has a formal diversity policy, one of many factors the Board and the Nominating and Corporate

Governance Committee carefully considers in the selection of new directors is the importance to the Company of racial and gender diversity in board composition. Moreover, when considering director candidates, the Nominating and Governance Committee and the Board seek individuals with backgrounds and qualities that, when combined with those of our incumbent directors, enhance the Board’s effectiveness and result in the Board having a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Company’s business.

Board Role in Risk Oversight.    The Board of Directors oversees the Company’s enterprise wide approach to the major risks facing the Company and, with the assistance of the Audit Committee, oversees the Company’s policies for assessing and managing its exposure to risk. The Board also considers risk in evaluating the Company’s strategy. The Audit Committee reviews with management and the auditors the Company’s enterprise risk assessment process and risk categories. As part of its process to identify and prioritize risks, the Company’s Internal Audit department uses the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and segregates risks based on their nature and/or potential significance – strategic risk, financial risk, operational risk and compliance risk. The Chief Internal Auditor reports both to the Chairman of the Audit Committee and to the General Counsel. Management reviews with the Audit Committee the risk assessment process, the various enterprise risks, the prioritization of the identified risks and its mitigation plans. The Audit Committee reviews and discusses with the Chief Internal Auditor and Risk Manager the Company’s internal system of audit and financial controls, enterprise risk information, internal audit plans, and the periodic report of audit activities. Finally, on a quarterly basis, management reviews its progress on the testing and mitigation of any identified risks with the Audit Committee. The Board’s role in risk oversight has not had any effect on the Board’s leadership structure.

DIRECTORS’ COMPENSATION AND BENEFITS

Annual Retainer.    Each non-employee director receives a retainer fee of $50,000 per year for membership on the Board of Directors. Each non-employee director who chairs a committee receives an additional $5,000 retainer fee, with the exception of the chairpersons of the Audit Committee and Compensation Committee, each of whom receives an additional $12,500 annual retainer fee.

Each non-employee director may elect to receive his annual retainer in the form of (i) cash, (ii) deferred cash, (iii) shares of Class A common stock, (iv) deferred shares of Class A common stock, (v) options to purchase Class A common stock or (vi) a combination of (i), (ii), (iii), (iv) and (v), except that not more than 50% of the annual retainer may be paid in cash. Any options taken as a portion of the annual retainer are exercisable for a period of ten years from the date of grant (subject to earlier termination if the individual ceases to be a director of the Company), vest immediately, and have an exercise price equal to the fair market value of the Class A common stock on the date of grant.

Meeting Attendance Fees.    Each non-employee director receives a $1,500 fee for each Board of Directors or Committee meeting attended in person. Meeting attendance fees are payable only in cash or deferred cash.

Stock Option Grants.    Each non-employee director receives an annual option grant having a Black-Scholes value of $125,000. Such options are exercisable for a period of ten years from the date of grant (subject to earlier termination if the individual ceases to be a director of the Company), vest on the first anniversary of the date of grant, and have an exercise price equal to the fair market value of the Class A common stock on the date of grant.

Employee-directors receive no additional compensation for service on the Board of Directors. Mr. Frank J. Coyne is the only employee-director.

The table below shows compensation paid to or earned by the directors during 2011. As noted above, directors may elect to receive compensation in various forms other than cash.

2011 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Total ($)
J. Hyatt Brown	35,500	24,996	125,000	185,496
Glen A. Dell	41,750	—	156,250	198,000
Christopher M. Foskett	7,500	37,493	137,500	182,493
Constantine P. Iordanou(4)	9,000	—	180,000	189,000
John F. Lehman, Jr.(5)	12,000	—	187,500	199,500
Samuel G. Liss	9,000	—	180,000	189,000
Andrew G. Mills	6,000	—	175,000	181,000
Thomas F. Motamed	9,000	24,996	150,000	183,996
Arthur J. Rothkopf	38,500	—	150,000	188,500
David B. Wright	10,500	—	175,000	185,500

1	Represents the aggregate grant date fair value of stock and stock option awards granted in 2011 computed in accordance with ASC Subtopic 718-10, “Compensation-Stock Compensation” (ASC Topic 718), excluding forfeiture estimates. For a discussion of the assumptions used to calculate the amounts shown in the option awards and stock awards columns, see note 16 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2011.

2	At December 31, 2011, no director had any outstanding stock awards.

3	At December 31, 2011, directors had outstanding option awards as follows: (a) J. Hyatt Brown — 41,090; (b) Glen A. Dell — 47,681; (c) Christopher M. Foskett — 104,757; (d) Constantine Iordanou — 425,090; (e) John F. Lehman, Jr. — 186,915; (f) Samuel G. Liss — 42,287; (g) Andrew G. Mills — 401,635; (h) Thomas F. Motamed — 72,462; (i) Arthur J. Rothkopf — 68,112; (j) David B. Wright — 208,635.

4	Mr. Iordanou elected to defer $9,000 of the fees earned in 2011.

5	Mr. Lehman elected to defer $12,000 of the fees earned in 2011.

Where no information is given as to a particular type of award with respect to any individual, such individual did not hold or receive such an award during or as of the end of the last fiscal year, as the case may be.

Stock Ownership Requirements for Directors

Directors are subject to minimum equity holding requirements. Each director is required to hold stock with a value equal to six times their respective annual base retainer (i.e., excluding additional retainer amounts for committee chairs). The “in-the-money” value of vested and unvested options held by directors is not included in determining compliance with this requirement. Existing directors are required to comply with this requirement no later than the third anniversary of the grant date of the respective director’s 2012 equity award. New directors will be required to comply with this requirement no later than the fifth anniversary of their election to the Board.

EXECUTIVE OFFICERS OF VERISK

Information regarding the ages and past five years’ business experience of our executive officers is as follows:

Frank J. Coyne (63) has been our Chairman and Chief Executive Officer since March 2011 and was our Chairman, President and Chief Executive Office from 2002 to February 2011. From 2000 to 2002, Mr. Coyne served as our President and Chief Executive Officer, and he served as our President and Chief Operating Officer from 1999 to 2000. Mr. Coyne joined the Company from Kemper Insurance Cos. where he was Executive Vice President, Specialty and Risk Management Groups. Previously, he served in a variety of positions with General Accident Insurance and was elected its President and Chief Operating Officer in 1991. He has also held executive positions with Lynn Insurance Group, Reliance Insurance Co. and PMA Insurance Co.

Scott G. Stephenson (54) has been our President since March 2011 and our Chief Operating Officer since June 2008. Mr. Stephenson previously led our Decision Analytics segment. From 2002 to 2008, Mr. Stephenson served as our Executive Vice President, and he served as President of our Intego Solutions business from 2001 to 2002. Mr. Stephenson joined the Company from Silver Lake Partners, a technology-oriented private equity firm, where he was an advisor from 2000 to 2001. From 1989 to 1999 Mr. Stephenson was a partner with The Boston Consulting Group, eventually rising to senior partner and member of the firm’s North American operating committee.

Mark V. Anquillare (46) has been our Executive Vice President since March 2011and our Chief Financial Officer since 2007. Mr. Anquillare joined the Company as Director of Financial Systems in 1992 and since joining the Company, Mr. Anquillare has held various management positions, including Assistant Vice President, Vice President and Controller, and Senior Vice President and Controller. Prior to 1992, Mr. Anquillare was employed by the Prudential Insurance Company of America. Mr. Anquillare is a Fellow of the Life Management Institute.

Kenneth E. Thompson (52) has been our Executive Vice President, General Counsel and Corporate Secretary since March 2011, and was our Senior Vice President, General Counsel and Corporate Secretary from 2006 to March 2011. Prior to joining the Company in 2006, Mr. Thompson was a partner of McCarter & English, LLP from 1997 to 2006. Mr. Thompson also serves on the Board of Directors of Measurement Specialties, Inc.

Vincent de P. McCarthy (47) has been our Senior Vice President, Corporate Development and Strategy since October 2009. He is responsible for identifying and evaluating new strategic and M&A opportunities that align with Verisk’s business operations and growth initiatives. Mr. McCarthy joined Verisk from Bank of America Merrill Lynch, where he was a Managing Director in the Investment Banking group in New York, advising companies in the financial technology, payments and processing, and analytics sectors. Mr. McCarthy joined Merrill Lynch in 1994, and across his career with that firm served in investment banking roles both in the United States and Europe.

Vincent Cialdella (60) has been our Senior Vice President, AISG, in our Decision Analytics segment, since April 2008. Prior to April 2008, Mr. Cialdella served as Vice President of ISO Claims Solutions, a division of AISG, since 2000. Mr. Cialdella’s career at the Company spans approximately thirty years, during which he has served as Assistant Vice President of Software Products, Corporate Systems and Application Development Support Center.

Perry F. Rotella (48) has been Senior Vice President and Chief Information Officer since October 2009. Mr. Rotella joined Verisk from Moody’s Corporation, where he served as Senior Vice President and CIO from 2006 to 2009. Prior to Moody’s, Mr. Rotella served in multiple executive roles at AIG from 1999 to 2006, including Senior Vice President and CIO of AIG’s domestic property and casualty business and as the corporation’s global Chief Technology Officer. From 1986 to 1999, Mr. Rotella was a principal with American Management Systems, rising to a member of the firm’s global technology council. Mr. Rotella currently serves on the board of the Center for Family Support and is President of the New York Chapter of the Society for Information Management.

Kevin B. Thompson (59) has been our Senior Vice President, Insurance Services since 2003 focused on our Risk Assessment segment. Mr. Thompson joined the Company in 1974 and has held various management positions, including Vice President, Insurance Services; Vice President, Personal and Standard Commercial Lines; Vice President, Standard Commercial Lines; and Assistant Vice President, Commercial Casualty Actuarial. Mr. Thompson is also a Member of the American Academy of Actuaries and Fellow of the Casualty Actuarial Society. From 1996 to 1999 he served as Vice President — Admissions of the Casualty Actuarial Society and as a Member of the Board of Directors from 1994 to 1996.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Directors and Executive Officers.    We encourage our directors, officers and employees to own our common stock, as owning our common stock aligns their interests with your interests as shareholders. Executive officers may not engage in pledging Verisk securities, or selling short or trading options or futures in Verisk securities. The following table sets forth the beneficial ownership of our Class A common stock by each of our named executive officers and directors, and by all our directors and executive officers as a group, as of March 12, 2012. Percentage of class amounts are based on 165,669,059 shares of our Class A common stock outstanding as of March 12, 2012.

In accordance with the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of March 12, 2012. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. Unless otherwise indicated, the address for each listed shareholder is: c/o Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock.

	Shares of Class A Common Stock Beneficially Owned
	Number of Shares	Percentage of Class
NAMED EXECUTIVE OFFICERS
Frank J. Coyne(1)	3,702,703	2.23%
Scott G. Stephenson(2)	1,825,401	1.10%
Mark V. Anquillare(3)	1,150,458	*
Kenneth E. Thompson(4)	523,609	*
Vincent de P. McCarthy(5)	91,549	*
DIRECTORS
J. Hyatt Brown(6)	79,750	*
Glen A. Dell(7)	267,367	*
Christopher M. Foskett(8)	92,645	*
Constantine P. Iordanou(9)	414,960	*
John F. Lehman, Jr.(10)	771,136	*
Samuel G. Liss(11)	73,015	*
Thomas F. Motamed(12)	55,492	*
Andrew G. Mills(13)	381,721	*
Arthur J. Rothkopf(14)	180,750	*
David B. Wright(15)	240,431	*

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (18 PERSONS)	10,802,160	6.49%

(1)	Includes (a) 3,011,673 shares subject to stock options exercisable within 60 days of March 12, 2012, and (b) 22,523 shares of restricted stock which vests in four equal installments on April 1, 2012, April 1, 2013, April 1, 2014 and April 1, 2015.

(2)	Includes (a) 1,475,015 shares subject to stock options exercisable within 60 days of March 12, 2012, and (b) 10,886 shares of restricted stock which vests in four equal installments on April 1, 2012, April 1, 2013, April 1, 2014 and April 1, 2015.

(3)	Includes (a) 1,141,824 shares subject to stock options exercisable within 60 days of March 12, 2012, and (b) 8,634 shares of restricted stock which vests in four equal installments on April 1, 2012, April 1, 2013, April 1, 2014 and April 1, 2015.

(4)	Includes (a) 516,852 shares subject to stock options exercisable within 60 days of March 12, 2012, and (b) 6,757 shares of restricted stock which vests in four equal installments on April 1, 2012, April 1, 2013, April 1, 2014 and April 1, 2015.

(5)	Includes (a) 85,918 shares subject to stock options exercisable within 60 days of March 12, 2012, and (b) 5,631 shares of restricted stock which vests in four equal installments on April 1, 2012, April 1, 2013, April 1, 2014 and April 1, 2015.

(6)	Includes 21,176 shares subject to stock options exercisable within 60 days of March 12, 2012.

(7)	Includes 27,767 shares subject to stock options exercisable within 60 days of March 12, 2012. Also, includes shares owned by the Barbara M. Dell GST Family Trust, of which Mr. Dell is the trustee. Mr. Dell disclaims beneficial ownership of any shares beneficially owned by the trust except to the extent of his pecuniary interest therein.

(8)	Includes 84,843 shares subject to stock options exercisable within 60 days of March 12, 2012. Also, includes 3,050 deferred stock awards that entitle Mr. Foskett to 3,050 shares of Class A common stock at the end of his service to the Board.

(9)	Includes 325,676 shares subject to stock options exercisable within 60 days of March 12, 2012.

(10)	Includes 167,001 shares subject to stock options exercisable within 60 days of March 12, 2012. Also, includes shares owned by the Lehman Business Trust, of which John F. Lehman, Jr. is the trustee. Mr. Lehman disclaims beneficial ownership of any shares beneficially owned by the trust except to the extent of his pecuniary interest therein. Includes 5,570 deferred stock awards that entitle Mr. Lehman to 5,570 shares of Class A common stock at the end of his service to the board.

(11)	Includes 22,373 shares subject to stock options exercisable within 60 days of March 12, 2012.

(12)	Includes 52,548 shares subject to stock options exercisable within 60 days of March 12, 2012.

(13)	Includes 164,321 shares subject to stock options exercisable within 60 days of March 12, 2012.

(14)	Includes shares owned by the Arthur J. Rothkopf Revocable Trust, of which Mr. Rothkopf is one of the trustees. Mr. Rothkopf disclaims beneficial ownership of any shares beneficially owned by the trust except to the extent of his pecuniary interest therein.

(15)	Includes 188,721 shares subject to stock options exercisable within 60 days of March 12, 2012.

*	Indicates less than 1% ownership.

PRINCIPAL SHAREHOLDERS

The following table contains information regarding each person we know of that beneficially owns more than 5% of our Class A common stock. The information set forth in the table below and in the related footnotes was furnished by the identified persons to the U.S. Securities and Exchange Commission (the “SEC”).

	Shares of Class A Common Stock Beneficially Owned
Name and address	Number of Shares		Percentage of Class
GreatBanc Trust Company, as Trustee of the ISO Employee Stock Ownership Trust 801 Warrenville Road Suite 500 Lisle, IL 60532	19,129,687	(1)	11.7%
Morgan Stanley 1585 Broadway New York, NY 10036	8,868,428	(2)	5.4%

(1)

As of December 31, 2011, based on a Schedule 13G/A Information Statement filed with the SEC on February 14, 2012, filed jointly by the ISO Employee Stock Ownership Trust and GreatBanc Trust Company. The Schedule 13G/A reported that GreatBanc Trust Company is the Trustee of the ISO Employee Stock Ownership Trust and has sole voting power with respect to 1,079,838 shares and shared voting power with respect to 18,049,849 shares of our Class A common stock. Under the terms of the Trust, the Trustee votes all of the shares allocated to the accounts of participants as directed by the participants to whose accounts shares have been allocated. With respect to unallocated shares or allocated shares with respect to which no instructions have been received, the Trustee votes such shares in the Trustee’s discretion.

(2)	As of December 31, 2011, based on a Schedule 13G/A Information Statement filed with the SEC on February 8, 2012 jointly by Morgan Stanley and Morgan Stanley Investment Management Inc. (“MSIM”). The Schedule 13G/A discloses that MSIM, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), is a wholly owned subsidiary of Morgan Stanley. In addition, the Schedule 13G/A reported that Morgan Stanley had sole voting power as to 8,660,909 shares of our Class A common stock and sole dispositive power as to 8,868,428 shares of our Class A common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our business requires a highly skilled work force. While the capital intensity of our business is low, our human capital requirements are great. Our business depends on our senior leadership team, who possess business and technical capabilities that would be difficult, and costly, to replace. We have designed our compensation program to address these needs.

This section discusses the principles underlying our policies and decisions relating to the compensation of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers for 2011 (our “named executive officers” or “NEOs”). The information in this section describes the manner and context in which compensation is earned by and awarded to our NEOs, and provides perspective on the tables and narrative that follow.

Compensation Program Objectives

The compensation program for our NEOs must attract, reward, motivate and retain the highly qualified individuals we need to plan and execute our business strategy. We believe our compensation program motivates managers by directly linking a portion of compensation both to the Company’s performance and the individual’s performance. To foster this direct link, we have designed our compensation program so that a significant percentage of an NEO’s compensation is variable rather than fixed. This percentage increases with seniority, because the decisions of more senior managers have a greater impact on our performance.

Executives will earn variable compensation (cash awards and equity-based awards) only if warranted by Company and individual performance. Variable compensation for our NEOs consists of an annual cash payment pursuant to our Short Term Incentive, or STI, program and a long-term equity incentive award (typically in the form of stock options or restricted stock) pursuant to our Long Term Incentive, or LTI, program. We believe the design of our compensation program effectively encourages our senior managers, including our NEOs, to act in a manner that benefits the Company by creating long-term value for our stockholders.

Elements of the Company’s Compensation Program

We currently provide the following elements of compensation to our NEOs:

•	base salary;

•	annual cash incentive awards;

•	long-term equity incentive awards; and

•	health, welfare and retirement plans.

Each compensation element fulfills one or more of our compensation program objectives.

Base Salary

We pay base salaries to attract, reward and retain managers, and so that in recruiting and retaining senior executives we are not disadvantaged by being seen as offering a lower level of fixed compensation for a given position level. We adjust salaries annually to maintain competitive market levels, which are based on the experience and scope of responsibilities of each NEO. We perform our own internal analysis of prevailing market levels of salary for comparable positions. This analysis utilizes our general knowledge of the industry, information gained by our human resources professionals in the hiring and termination process and, when available, commercially prepared market surveys obtained by our human resources professionals. In addition, we periodically retain outside compensation consultants to assess the competitiveness of compensation for certain members of senior management. In 2011 the Compensation Committee retained Fredric W. Cook & Co. (“Cook”) to perform an analysis of senior management compensation. The compensation of all NEOs other than Mr. Coyne was included in the 2011 Cook assessment. The compensation of Mr. Coyne was included in an assessment the Compensation Committee engaged Cook to perform in 2010. The 2011 Cook assessment compared the then current compensation of members of our senior management, including all of our NEOs other than Mr. Coyne, to data from three proprietary third-party surveys and to information obtained by reviewing the proxy statements of thirteen publicly traded companies. The public companies whose compensation information was reviewed by Cook in its 2011 analysis were Acxiom, DST Systems, Dun & Bradstreet, Equifax, FactSet Research Systems, Fair Isaac, Gartner, IHS, MasterCard, Moody’s, Morningstar, MSCI and Solera Holdings.

The base salary of our Chief Executive Officer is determined by the Compensation Committee. The base salary of each of our other NEOs is determined by the CEO, subject to approval by the Compensation Committee. Our NEO’s base salaries were initially determined by the Compensation Committee (in the case of Mr. Coyne) or by Mr. Coyne, with the approval of the Compensation Committee (in the case of other NEOs) based on the Company’s assessment described above. Base salary as a percentage of total compensation differs based on an executive’s position and function. Generally, executives with the highest position and level of responsibility, and thus the greatest ability to influence our performance through their decision making, have the smallest percentage of their total compensation fixed as base salary. Annual adjustments to base salary are determined by the Compensation Committee, in the case of Mr. Coyne, and by Mr. Coyne with the approval of the Compensation Committee, in the case of other NEOs, based on the assessment of prevailing market compensation practices described above, and based on the subjective evaluation of individual performance factors discussed below in “Analysis of 2011 Variable Compensation.” We have historically placed greater emphasis on the potential of variable compensation to incent employees to create long-term value for our stockholders.

Annual Cash Incentive Awards

Annual cash incentive awards are paid to all eligible employees, including NEOs, pursuant to our STI program. Prior to the beginning of each year, the Compensation Committee establishes financial performance goals for the coming year under our STI program. The specified financial performance goals relate to growth in revenue and EBITDA margin, and are derived from our strategic and business growth plan. We selected revenue growth and EBITDA margin growth as the primary criteria for STI because we believe our business’s ability to generate recurring revenue and positive cash flow is the key indicator of the successful execution of our business strategy. In addition, the Compensation Committee evaluates the accomplishment during the year of other financial and nonfinancial performance measures that we believe position the Company to achieve long-term future growth. These include earnings per share results, enhancements to productivity, achievement of new sales, accomplishment of strategic and operational initiatives, completion of acquisitions and development of strategic relationships. At the conclusion of the performance year, funding of the aggregate STI pool for all eligible employees is determined by the Compensation Committee, taking into account the recommendation of the CEO, based on the degree to which goals are achieved during the year. Cash STI awards are paid in March, in respect of performance for the prior year.

See “Analysis of 2011 Variable Compensation” for a discussion of how we determined 2011 STI awards for NEOs.

Long-Term Equity Incentive Awards

Long- term equity incentive awards are made annually to eligible employees, including NEOs, pursuant to our LTI program. In October 2009, we adopted an omnibus equity compensation plan, the Verisk Analytics, Inc.

2009 Equity Incentive Plan, or Incentive Plan. Awards under the Incentive Plan and its predecessor plan are generally in the form of option grants, and for the first time in 2011 awards in the form of restricted stock were also made under the Incentive Plan. In general, option and/or restricted stock awards under our LTI program are made in April, in respect of prior year performance. Option awards have an exercise price equal to the fair market value of our Class A common stock on the date of grant.

In accordance with his employment agreement, Mr. Coyne is considered for option awards annually, with an exercise price equal to the fair market value of our Class A common stock on the date of grant, in the same manner as other NEOs.

At the conclusion of a plan year, the Compensation Committee determines the aggregate number of options issuable to all eligible participants under the LTI program by evaluating the same performance goals used to determine the aggregate funding amount under the STI program.

See “Analysis of 2011 Variable Compensation” for a discussion of how we determined 2011 LTI awards for NEOs.

2011 Variable Compensation Performance Goals

The Compensation Committee established the following revenue growth and EBITDA Margin goals as the primary factors for determination of aggregate award pools available to all eligible employees, including our NEOs, under both the LTI and STI programs for 2011:

	Revenue Growth	EBITDA Margin
Maximum	15%	43%
Superior	12%	41%
Target	10%	39%
Threshold	6%	37%

During 2011, we achieved revenue growth of 17.0%, which exceeded the Maximum performance goal, and EBITDA Margin of 44.4%, which exceeded the Maximum performance goal. The Compensation Committee primarily considered the degree to which these goals were achieved, together with financial and nonfinancial performance measures including — execution of our two public debt offerings, enhancements to productivity, achievement of new sales, accomplishment of strategic and operational initiatives, completion of acquisitions and development of strategic relationships — in determining the aggregate LTI and STI pools. In assessing the revenue growth target, the Compensation Committee considered the Company’s strong organic growth during 2011. The Compensation Committee established an STI pool of up to $40.3 million for distribution to more than 3,275 eligible employees (including NEOs other than Mr. Coyne) and an aggregate LTI pool of equity awards with an aggregate value of $26.0 million for distribution to approximately 255 eligible employees, including all NEOs.

EBITDA Margin is computed as EBITDA divided by revenues, and is a non-GAAP financial measure. See “Item 6 — Selected Financial Data” in our Annual Report on Form 10-K for the year ended December 31, 2011 for a reconciliation of EBITDA to net income, the most directly comparable GAAP financial measure.

See “Analysis of 2011 Variable Compensation” for a discussion of how we determined 2011 LTI and STI awards for NEOs.

Analysis of 2011 Variable Compensation

For individual NEOs, cash awards under the STI program and awards of options and restricted stock under the LTI program are highly variable and not systematic, and are not based on fixed target amounts. Individual awards are determined based on the subjective judgment of the Compensation Committee (in the case of Mr. Coyne) and of Mr. Coyne (with the concurrence of the Compensation Committee) in the case of other NEOs. There is no fixed relationship between an individual NEO’s LTI and STI awards. In reaching their subjective determinations about aggregate compensation, the Compensation Committee and Mr. Coyne seek to allocate a meaningful portion of total compensation in the form of LTI awards in order to incent employees to create long-term value for our stockholders.

For individual NEOs, other than Mr. Coyne, the STI and LTI awards are made based on Mr. Coyne’s subjective evaluation of their individual performance and on the analysis of prevailing market compensation levels described above. Factors considered include the successful operation of an NEO’s business unit or functional department including, where applicable, enhancements to productivity and profitability, achievement of new sales, revenue generated from new products, accomplishment of strategic and operational initiatives, completion of acquisitions and development of strategic relationships. For NEOs other than Mr. Coyne, the additional factors described below were considered by Mr. Coyne and the Compensation Committee in determining their STI and LTI awards. The factors noted were not given any specific weights, but rather informed the subjective recommendation of Mr. Coyne regarding the contribution of each individual to our overall performance.

Mr. Stephenson: increased operational responsibility and achievement; the continued focus on our strategic initiatives; leadership in our business development initiatives, including the successful completion of two acquisitions/strategic alliances; and strong performance in positioning the company for successful future performance.

Mr. Anquillare: the strong performance rendered in connection with our two public debt offerings; enhancement of our financing facilities during a difficult credit market; and strengthening of our finance staff and financial reporting and oversight.

Mr. Thompson: the strong execution in connection with our two public debt offerings, and our acquisition and financing transactions; oversight of our public company reporting requirements; and oversight ensuring compliance with laws, rules, regulations and values.

Mr. McCarthy: the enhancement in Business Development staff; improvement in process, the number and quality of opportunities; and the successful completion of two acquisitions/strategic alliances.

The 2011 STI award to Mr. Coyne was determined based upon the Compensation Committee’s evaluation of Company performance and subjective evaluation of several nonfinancial factors including Mr. Coyne’s leadership in our two public debt offerings, strong corporate performance and positioning the Company for success into the future. Pursuant to his Employment Agreement, Mr. Coyne is eligible for an annual STI award of from 100% to 300% of his base salary and an annual equity award of between 150% and 450% of his base salary. (See “Employment Agreements.”) In making its determination the Compensation Committee recognized Mr. Coyne’s strong execution on strategy, growth in EBITDA and operating cash flows achieved by the Company, strong revenue performance, and execution of our two public debt offerings.

The amount of any annual increase in base salary, STI or LTI award is based on the subjective evaluation of the Compensation Committee in the case of Mr. Coyne, and of Mr. Coyne (with the approval of the Compensation Committee) in the case of other NEOs. Although the Company’s financial performance is a factor taken into consideration, the specific amount of an increase in any component of an NEO’s 2011 compensation is not tied directly to any overall Company financial performance metric but rather reflects a subjective determination by the Compensation Committee or Mr. Coyne, as the case may be, that the amount of the increase is appropriate based on the matters considered as set forth above.

Health, Welfare and Retirement Plans

We offer health and welfare benefit programs including medical, dental, life, accident and disability insurance. The Company contributes a percentage of the cost of these benefits. These benefits are available to substantially all employees, and the percentage of the Company’s contribution is the same for all.

Our tax-qualified retirement plans during 2011 included:

•	a combined 401(k) Savings Plan and ESOP,

•

a defined benefit pension plan with (i) a traditional final pay formula applicable to employees who were 49 years old with 15 years of service as of January 1, 2002, and (ii) a cash balance formula applicable to other employees hired prior to March 1, 2005, and

•	a profit sharing plan (as a component of the 401(k) Savings Plan) which is available to employees hired on or after March 1, 2005.

Our nonqualified retirement plans include a supplemental pension and savings plan for highly compensated employees. The combined 401(k) Savings Plan and ESOP and the pension/profit sharing plans are broad-based plans available to substantially all of our employees, including our NEOs. The supplemental retirement plans are offered to our highly paid employees, including our NEOs, to restore to them amounts to which they would be entitled under our tax-qualified plans but which they are precluded from receiving under those plans by IRS limits. The supplemental retirement plans are unsecured obligations of the Company.

We established our ESOP at the time we converted from not-for-profit to for-profit status, in order to foster an ownership culture in the Company and to strengthen the link between compensation and value created for stockholders. This plan has enabled our employees to hold an ownership interest in the Company as well as provide a stock vehicle for Company matching contributions to our 401(k) and profit sharing plans, which has allowed employees to monitor directly, and profit from, the increasing value of our stock since our conversion in 1997.

Use of Comparative Compensation Data

To ensure that our compensation levels remain reasonable and competitive, the Compensation Committee engaged Cook to provide consulting services in 2011. In 2011, Cook advised the Compensation Committee on matters including the compensation of senior management. We have used comparative data available from market surveys conducted by Cook as one component in our decision making process relating to the base salary and STI and LTI awards for our executive team.

Approval of Employee Stock Purchase Plan

On February 22, 2012, our Board of Directors approved the Verisk Analytics, Inc. 2012 Employee Stock Purchase Plan (the “2012 ESPP”), subject to our shareholders approving this plan. For more information about the 2012 ESPP, please see Item 3 of this Proxy Statement.

Employment Agreements; Change of Control Severance Agreements

We do not currently have employment agreements with any of our NEOs, except Mr. Coyne. The Company entered into an employment agreement with Mr. Coyne in September 2009, pursuant to which Mr. Coyne is entitled to receive an annual base salary of one million dollars. Mr. Coyne is eligible for an annual STI award in an amount ranging from 100% to 300% of his base salary, depending on the achievement of performance criteria to be established by the Compensation Committee. In addition, the employment agreement entitles Mr. Coyne to receive annual option grants to purchase shares of our Class A common stock. Each annual option grant would have a value (based upon a Black Scholes valuation) ranging between 150% and 450% of his base salary.

The employment agreement provides that if Mr. Coyne’s employment is terminated by the Company without cause, or by him for good reason, he will be entitled to a severance payment equal to the lesser of (i) 400% of his current base salary, paid in 24 monthly installments or (ii) monthly payments of 1/6th of his current base salary for each month remaining from the date of termination to the end of the original term of his employment agreement (December 31, 2012).

For information with respect to Mr. Coyne’s change of control provisions in his employment agreement, please see “— Potential Payments Upon Termination or Change in Control.”

In October 2009, in connection with our IPO, we entered into Change of Control Severance Agreements with each of our other NEOs. We believe that these agreements are desirable to retain the services of these individuals in whom the Company has a significant investment. For information about the provisions of the NEOs’ change of control severance agreements, please see “— Potential Payments upon Termination or Change in Control.”

Impact of prior equity awards on current compensation

In general, we do not take into account prior equity grants, ESOP balances or amounts realized on the exercise or vesting of prior option grants in determining the number of options or shares of restricted stock to be granted, because we believe we should pay an annualized market value for an executive’s position, sized according to the performance level of the individual in the position. The Compensation Committee does consider prior equity grants (and related wealth accumulations) of executives in assessing the recruitment/retention risk for executives.

2011 Say-on-Pay Results

In connection with our 2011 annual meeting of shareholders, the proposal to approve on an advisory basis the compensation of the Company’s named executed officers for 2010 received 138,600,161 votes, or 94.6% of votes cast. Although this vote was advisory and therefore non-binding on the Company, the Board of Directors and the Compensation Committee carefully reviewed these results. The Board of Directors and the Compensation Committee considered these results, in determining the size of STI cash awards and LTI equity awards granted to NEOs for 2011.

Stock Ownership Requirements for Executives

Senior executives are subject to minimum equity holding requirements which were increased in 2011. The CEO is required to hold stock with a value equal to six times his annual base salary. Mr. Coyne currently holds common stock in excess of this requirement. The other NEOs are required to hold stock with a value equal to three times their respective annual base salary. Existing NEOs, other than Mr. Coyne, are required to comply with this requirement no later than April 1, 2015. New NEOs will be required to comply with this requirement no later than the fifth anniversary of the date they acquired NEO status. The “in-the-money” value of vested and unvested options held by NEOs are not included in determining compliance with this requirement.

Policy on Recovery of Bonus in Event of Financial Restatement

In December 2011, the Board of Directors adopted a “clawback” policy that permits the Board of Directors to recover bonus or incentive compensation from executive officers whose fraud or misconduct resulted in a significant restatement of financial results. The policy allows for the recovery or cancellation of any bonus or incentive payments made to an executive officer on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results if the Board of Directors determines that such a recovery or cancellation is appropriate due to intentional misconduct by the executive officer that resulted in performance targets being achieved that would not have been achieved absent such misconduct.

Risk Assessment Regarding Compensation Policies and Practices

When reviewing our compensation programs and approving awards under them, the Compensation Committee considers the potential risks associated with these policies and practices. We selected revenue growth and EBITDA margin growth as the primary criteria for the funding of both aggregate LTI and STI award pools because we believe our business’s ability to generate recurring revenue and positive cash flow is the key indicator of the successful execution of our business strategy. In determining awards for senior executives, the Compensation Committee also considers non-financial metrics, such as earnings per share results, enhancements to productivity, achievement of new sales, accomplishment of strategic and operational initiatives, completion of acquisitions and development of strategic relationships. We believe the combination of these financial and nonfinancial metrics best aligns the interests of management with those of our shareholders, while providing an appropriate balance of risk and reward that does not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.

In reaching this determination we also considered the following attributes of our programs:

•	balance between annual and longer-term performance opportunities;

•	alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results;

•	use of 10-year stock options and other equity awards that vest over time;

•	use of restricted stock awards that vest over time;

•

generally providing senior executives with long-term equity-based compensation on an annual basis (we believe that accumulating equity over a period of time encourages executives to take actions that promote the long-term sustainability of our business); and

•

stock ownership guidelines that are reasonable and align the interests of the executive officers with those of our shareholders, which discourages executive officers from focusing on short-term results without regard for longer-term consequences.

In addition, on December  20, 2011 the Compensation Committee formally adopted the “clawback” policy described above.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Verisk Analytics, Inc., have reviewed and discussed with management the Compensation Discussion and Analysis above. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission.

Respectfully submitted,

John F. Lehman, Jr. (Chair)

Glen A. Dell

Constantine P. Iordanou

David B. Wright

Executive Compensation and Benefits

The following table sets forth information concerning the compensation paid to and earned by the Company’s NEOs for the years ended December 31, 2009, 2010 and 2011.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Frank J. Coyne	2011	1,000,000	750,016	2,249,993	3,000,000	529,574	68,554(4)	7,598,137
Chairman and Chief Executive Officer	2010	1,000,000	—	2,610,000	3,000,000	466,887	67,945(5)	7,144,832
	2009	1,000,000	—	7,332,125	3,000,000	233,371	71,065(6)	11,636,561

Mark V. Anquillare	2011	414,252	287,512	862,494	575,000	139,473	12,393(7)	2,291,124
Executive Vice	2010	392,692	—	913,500	500,000	112,539	11,452(8)	1,930,183
President and Chief Financial Officer	2009	349,231	—	2,463,255	430,000	93,798	11,384(9)	3,347,668

Scott G. Stephenson	2011	495,385	362,504	1,087,499	950,000	145,995	13,014(10)	3,054,397
President and Chief	2010	475,385	—	1,174,500	820,000	113,464	44,791(11)	2,628,140
Operating Officer	2009	455,385	—	2,932,470	740,000	94,124	46,726(12)	4,268,705

Kenneth E. Thompson	2011	406,538	225,008	674,996	500,000	—	12,842(13)	1,819,384
Executive Vice	2010	392,692	—	687,300	425,000	—	11,971(14)	1,516,963
President, General Counsel and Corporate Secretary	2009	382,692	—	2,005,773	365,000	—	11,943(15)	2,765,407

Vincent de P. McCarthy(16)	2011	391,538	187,512	562,493	432,000	—	11,640(17)	1,585,183
Senior Vice President, Corporate Development and Strategy	2010	377,692	—	609,000	420,000	—	11,615(18)	1,418,307

(1)	This column represents the aggregate grant date fair value of restricted stock awards granted in the relevant year, valued at the closing price of the Company’s Class A common stock, computed in accordance with ASC Subtopic 718, excluding forfeiture estimates. For a discussion of the assumptions used to calculate the amounts shown in this column see note 16 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	This column represents the aggregate grant date fair value of stock option awards granted in the relevant year, computed in accordance with ASC Subtopic 718, excluding forfeiture estimates. For a discussion of the assumptions used to calculate the amounts shown in the option awards columns, see note 16 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2011.

(3)	The amounts in this column are cash incentive awards under the STI program in respect of performance for the years ended December 31, 2009, 2010 and 2011, as applicable.

(4)	Amount includes $16,429 for life insurance premiums, a 401(k) Savings Plan matching contribution of $11,025 and $41,100 for costs of personal benefits, including club memberships and an automobile allowance.

(5)	Amount includes $16,429 for life insurance premiums, a 401(k) Savings Plan matching contribution of $11,025 and $40,491 for costs of personal benefits, including club memberships and an automobile allowance.

(6)	Amount includes $16,429 for life insurance premiums, a 401(k) Savings Plan matching contribution of $12,375 and $42,261 for costs of personal benefits, including club memberships and an automobile allowance.

(7)	Amount includes a 401(k) Savings Plan matching contribution of $11,025.

(8)	Amount includes a 401(k) Savings Plan matching contribution of $10,835.

(9)	Amount includes a 401(k) Savings Plan matching contribution of $11,025.

(10)	Amount includes a 401(k) Savings Plan matching contribution of $11,025.

(11)	Amount includes a 401(k) Savings Plan matching contribution of $11,025 and $32,592 for costs of personal benefits including commutation via commercial air carrier between the Company’s headquarters and the executive’s home and temporary living quarters near the Company’s headquarters. Costs of commercial air travel were determined using average rates incurred for such travel.

(12)	Amount includes a 401(k) Savings Plan matching contribution of $11,025 and $34,582 for costs of personal benefits including commutation via commercial air carrier between the Company’s headquarters and the executive’s home and temporary living quarters near the Company’s headquarters. Costs of commercial air travel were determined using average rates incurred for such travel.

(13)	Amount includes a 401(k) Savings Plan matching contribution of $11,025.

(14)	Amount includes a 401(k) Savings Plan matching contribution of $11,025.

(15)	Amount includes a 401(k) Savings Plan matching contribution of $11,025.

(16)	Mr. McCarthy’s employment with the Company commenced on October 6, 2009.

(17)	Amount includes a 401(k) Savings Plan matching contribution of $11,025.

(18)	Amount includes a 401(k) Savings Plan matching contribution of $11,025.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to the NEOs during the Company’s fiscal year ended December 31, 2011. We generally grant plan-based awards in April under our 2009 Equity Incentive Plan, based on performance for the prior year. However, due to SEC regulations, the options and restricted stock shown in this table as granted on April 1, 2011 relate to 2010 performance, and we consider them to be part of the NEOs’ 2010 compensation.

2011 GRANTS OF PLAN BASED AWARDS

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Threshold ($)		Target ($)		Maximum ($)
Frank J. Coyne	April 1, 2011	December 15, 2010	—		—		—			214,694	33.30	2,249,993
	April 1. 2011	December 15, 2010	—		—		—		22,523	—	—	750,016
	April 1, 2011	December 15, 2010	1,000,000	(2)	3,000,000	(2)	3,000,000	(2)	—	—	—	—
Mark V. Anquillare	April 1, 2011	February 21, 2011	—		—		—			82,299	33.30	862,494
	April 1, 2011	February 21, 2011	—		—		—		8,634	—	—	287,512
	April 1, 2011	February 21, 2011		(3)		(3)		(3)	—	—	—	—
Scott G. Stephenson	April 1, 2011	February 21, 2011	—		—		—			103,769	33.30	1,087,499
	April 1, 2011	February 21, 2011	—		—		—		10,886	—	—	362,504
	April 1, 2011	February 21, 2011		(3)		(3)		(3)	—	—	—	—
Kenneth E. Thompson	April 1, 2011	February 21, 2011	—		—		—			64,408	33.30	674,996
	April 1, 2011	February 21, 2011	—		—		—		6,757	—	—	225,008
	April 1, 2011	February 21, 2011		(3)		(3)		(3)	—	—	—	—
Vincent de P. McCarthy	April 1, 2011	February 21, 2011	—		—		—			53,673	33.30	562,493
	April 1, 2011	February 21, 2011	—		—		—		5,631	—	—	187,512
	April 1, 2011	February 21, 2011		(3)		(3)		(3)	—	—	—	—

(1)

This column represents the aggregate grant date fair value of restricted stock awards and stock option awards granted in the relevant year, valued at the closing price of the Company’s Class A common stock in accordance with ASC

Subtopic 718, excluding forfeiture estimates. For a discussion of the assumptions used to calculate the amounts shown in this column see note 16 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	Pursuant to his employment agreement, Mr. Coyne is eligible for an annual cash incentive award under our STI program of 100% to 300% of his base salary. There is no minimum amount payable for a certain level of performance. For additional details regarding Mr. Coyne’s STI award, including the relevant performance factors, see “Compensation Discussion and Analysis — Analysis of 2011 Variable Compensation”. Pursuant to the SEC rules, because no target award was determinable or established for Mr. Coyne pursuant to the terms of his employment agreement, the amount shown in the “target” sub-column represents the actual cash incentive award amount paid to Mr. Coyne under our STI program in respect of performance for 2011. For additional details, see the “Non-Equity Incentive Plan Compensation” column of our 2011 Summary Compensation Table.

(3)	As described in the “Compensation Discussion and Analysis”, our NEOs are eligible for an annual incentive compensation cash award under our STI program, which does not include per individual threshold, target or maximum performance goals. Rather, the Compensation Committee establishes an STI award pool for all eligible employees (other than Mr. Coyne) after considering achievement of the performance year, as further described in our “Compensation Discussion and Analysis”. For additional details regarding the STI program, including the relevant performance factors for 2011, see “Compensation Discussion and Analysis — 2011 Variable Compensation Performance Goals” and “Compensation Discussion and Analysis — Analysis of 2011 Variable Compensation”. For the actual amounts of cash incentive awards paid to each of our NEOs under our STI program in respect of performance for 2011, see the “Non-Equity Incentive Plan Compensation” column of our 2011 Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options and unvested restricted stock held by our NEOs as of the end of the Company’s fiscal year ended 2011 based on a market value of $40.13 per share (our closing market price on December 30, 2011).

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards(1)				Stock Awards(2)
	Date of Award Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name
Frank J. Coyne	12/18/2002	808,000	—	3.10	12/18/2012	—	—
	6/29/2005	2,500,000	—	8.40	6/29/2015	—	—
	10/6/2009	—	909,091	22.00	10/6/2019	—	—
	4/1/2010	75,000	225,000	28.20	4/1/2020	—	—
	4/1/2011	—	214,694	33.30	4/1/2021	22,523	903,848
Mark V. Anquillare	3/1/2003	100,000	—	2.88	3/1/2013	—	—
	3/1/2004	250,000	—	4.62	3/1/2014	—	—
	3/1/2005	125,000	—	8.74	3/1/2015	—	—
	3/1/2006	105,000	—	11.30	3/1/2016	—	—
	3/1/2007	105,000	—	15.10	3/1/2017	—	—
	6/30/2007	15,000	—	16.72	6/30/2017	—	—
	3/1/2008	150,000	50,000	17.24	3/1/2018	—	—
	4/1/2009	112,500	112,500	16.10	4/1/2019	—	—
	10/6/2009	100,000	100,000	22.00	10/6/2019	—	—
	4/1/2010	26,250	78,750	28.20	4/1/2020	—	—
	4/1/2011	—	82,299	33.30	4/1/2021	8,634	346,482
Scott G. Stephenson	3/1/2004	262,508	—	4.62	3/1/2014	—	—
	3/1/2005	400,000	—	8.74	3/1/2015	—	—
	3/1/2006	270,000	—	11.30	3/1/2016	—	—
	3/1/2007	260,000	—	15.10	3/1/2017	—	—
	3/1/2008	206,250	68,750	17.24	3/1/2018	—	—
	4/1/2009	143,750	143,750	16.10	4/1/2019	—	—
	10/6/2009	112,500	112,500	22.00	10/6/2019	—	—
	4/1/2010	33,750	101,250	28.20	4/1/2020	—	—
	4/1/2011	—	103,769	33.30	4/1/2021	10,886	436,855
Kenneth E. Thompson	3/1/2007	100,000	—	15.10	3/1/2017	—	—
	3/1/2008	112,500	37,500	17.24	3/1/2018	—	—
	4/1/2009	82,500	82,500	16.10	4/1/2019	—	—
	10/6/2009	87,500	87,500	22.00	10/6/2019	—	—
	4/1/2010	19,750	59,250	28.20	4/1/2020	—	—
	4/1/2011	—	64,408	33.30	4/1/2021	6,757	271,158
Vincent de P. McCarthy	10/6/2009	37,500	37,500	22.00	10/6/2019	—	—
	4/1/2010	17,500	52,500	28.20	4/1/2020	—	—
	4/1/2011	—	53,673	33.30	4/1/2021	5,631	225,972

(1)	The right to exercise stock options vests ratably on the first, second, third and fourth anniversaries of the date of grant for options granted to NEOs other than Mr. Coyne. A portion of Mr. Coyne’s options with an exercise price above the grant date fair market value vested immediately. Mr. Coyne’s options granted in October 2009 in connection with our IPO vest in full on December 31, 2012.

(2)	The stock awards shown in this column are restricted stock awards that vest ratably on the first, second, third and fourth anniversaries of the date of grant.

Option Exercises and Stock Vested

The following table sets forth information concerning each exercise of stock options for the NEOs during 2011. Restricted stock was awarded to our NEOs for the first time on April 1, 2011 and vests in four equal installments on first, second, third and four anniversaries of their grant date. Accordingly, none of our NEOs held any stock awards that vested in 2011.

2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Frank J. Coyne	1,600,000	50,718,855
Mark V. Anquillare	150,000	4,812,960
Scott G. Stephenson	1,324,992	41,448,502
Kenneth E. Thompson	200,000	4,111,506
Vincent de P. McCarthy	—	—

Pension Plans

The following table sets forth information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement.

Eligible employees hired prior to March 1, 2005 participate in the Pension Plan for Insurance Organizations, or PPIO, a multiple-employer pension plan in which we participate. The PPIO provides a traditional final pay formula pension benefit, payable as an annuity, to employees who were 49 years old with 15 years of service as of January 1, 2002. Effective January 1, 2002, this formula benefit was frozen for all eligible employees. Effective January 1, 2002, a cash balance pension benefit, also payable as an annuity, was established under the PPIO. Employees hired prior to January 1, 2002 receive their frozen traditional benefit as well as their cash balance benefit. Employees hired from January 1, 2002 to March 1, 2005 receive only the cash balance benefit. Effective February 29, 2012, the Company implemented a “hard freeze” of benefits under the PPIO. Accordingly, after February 29, 2012 benefits under the PPIO will no longer increase as the result of new compensation earned or continued service. The Supplemental Cash Balance Plan and Supplemental Executive Retirement Plan, or the Supplemental Plan, provides a benefit to which the participant would be entitled under the PPIO but which is subject to caps imposed by IRS regulations. Employees hired on or after March 1, 2005 are not eligible to participate in the PPIO or the Supplemental Plan.

2011 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Frank J. Coyne	PPIO	13	263,909	—
	Supplemental Plan	13	2,895,372	—
Mark V. Anquillare	PPIO	19	321,041	—
	Supplemental Plan	19	379,627	—
Scott G. Stephenson	PPIO	11	167,899	—
	Supplemental Plan	11	617,720	—
Kenneth E. Thompson	NA	NA	NA	NA
Vincent de P. McCarthy	NA	NA	NA	NA

(1)	For a discussion of the assumptions used to calculate the amounts shown in this column see note 17 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2011.

Nonqualified Deferred Compensation Table

The following table sets forth information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

2011 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings/ (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Frank J. Coyne	45,300	1,350	(17,453)	—	1,200,220
Mark V. Anquillare	9,692	—	(3,048)	—	215,453
Scott G. Stephenson	15,000	1,350	—	—	197,993
Kenneth E. Thompson	6,623	—	(552)	—	53,541
Vincent de P. McCarthy	7,292	—	—	—	9,923

(1)	All amounts shown are also included in the 2011 Summary Compensation table in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column.

Potential Payments Upon Termination or Change in Control

Below is a description of the arrangements in place applicable to the NEOs relating to payments upon termination or change in control, other than severance payments upon termination (other than for cause) available to all salaried employees.

Mr. Coyne’s employment agreement provides that in the event Mr. Coyne’s employment is involuntarily terminated by the Company without “cause” or is voluntarily terminated by Mr. Coyne for “good reason,” each as defined in the agreement, he will be entitled to (i) any unpaid salary, (ii) any unpaid bonus earned prior to the termination, (iii) a pro rata portion of his incentive award, and (iv) a separation payment equal to the lesser of (a) 400% of his current base compensation, paid in 24 monthly installments, or (b) monthly payments of 1/6th of his current base compensation for each month remaining from the termination date to the end of the original term of the agreement (December 31, 2012). If Mr. Coyne’s employment terminates as a result of his death or disability, the agreement provides for similar payments, except for clause (iv), which would not be paid. In the event of his disability, he would be paid a lump sum payment of 200% of his then current base compensation, plus his minimum target incentive award for the year of termination.

The employment agreement with Mr. Coyne provides that if Mr. Coyne’s employment is terminated by the Company without “cause” or by him for “good reason”, within two years following a change in control, as defined in Section 409A of the Internal Revenue Code of 1986, as amended, the payment described in clause (iv) would be paid in lump sum and the payment referred to in clause (iii) would be equal the minimum target incentive award.

Receipt of these benefits would be conditioned upon Mr. Coyne executing a general release of claims against the Company, and complying with perpetual confidentiality obligations and noncompete and nonsolicitation obligations for a period of 24 months after termination.

If Mr. Coyne’s employment is terminated for “cause”, the Company will have no other obligations under his employment agreement except to pay any unpaid salary and unpaid bonus.

In addition, in October 2009, in connection with our IPO, the Company entered into Change in Control Severance Agreements with the other NEOs. These agreements incorporate provisions for payments to be made to the NEOs upon termination of their employment. Payments will be due in the event the NEO’s employment is involuntarily terminated by the Company without “cause,” or is voluntarily terminated by the NEO for “good reason,” which are defined in the agreements, within a two-year period following a “change in control,” which is defined in the agreement.

These agreements provide that, upon a qualifying termination event, an NEO (other than Mr. Coyne) will be entitled to:

(i)	a pro rata STI award;

(ii)	a severance payment equal to the NEO’s base salary plus a target bonus amount times two;

(iii)	continuation of health benefits (at the NEO’s expense) for 18 months; and

(iv)	immediate vesting of any remaining unvested equity awards.

The severance and pro rata bonus amounts will be payable in cash, in a lump sum for NEOs other than Mr. Coyne. Receipt of these benefits is conditioned upon the NEO executing a general release of claims against the Company, and complying with perpetual confidentiality obligations and noncompete and nonsolicitation obligations for a period of 24 months. If these agreements had been in place at December 31, 2011, in the event of a qualifying termination Mr. Coyne would be entitled to cash payments totaling $3,000,000, Mr. Stephenson would be entitled to cash payments totaling $3,250,000, Mr. Anquillare would be entitled to cash payments totaling $2,100,000, Mr. Thompson would be entitled to cash payments totaling $2,050,000, and Mr. McCarthy would be entitled to cash payments totaling $1,678,750. Mr. Coyne’s employment agreement provides for payments to him upon his death or “disability”. If Mr. Coyne had died or become disabled on December 31, 2011, he would have been entitled to death or disability payments of $1,000,000 or $3,000,000, respectively.

The Verisk Analytics, Inc. 2009 Equity Incentive Plan provides that the Compensation Committee will determine and set forth in each award agreement whether any awards granted in such award agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a participant ceases to be employed by or to provide services to us (including as a director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The award agreements with respect to currently outstanding options and restricted stock held by the NEOs under the Incentive Plan provide that in the event of the NEO’s death, “disability” (as defined under the Incentive Plan), “retirement” (as defined under the Incentive Plan), or termination of employment for “good reason” or without “cause” (each as defined under the Incentive Plan) within two years following a “change in control” (as defined under the Incentive Plan), the options will become immediately exercisable with respect to the number of unexercised shares covered by the option and the unvested shares of restricted stock will become fully vested. Based on the closing price of our Class A common stock on December 31, 2011, the number of options that would become vested for our NEOs, minus the exercise price of those options, and the number of unvested restricted stock shares that would become vested for our NEOs, in the event of a qualifying termination on December 31, 2011, the acceleration of option and restricted stock vesting would have a value of $21,536,278 for Mr. Coyne, $9,421,135 for Mr. Stephenson, $7,508,947 for Mr. Anquillare, $5,845,143 for Mr. Thompson, and $1,898,759 for Mr. McCarthy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Customer Relationships

In 2011, we received fees from Arch Capital Group Limited of $2,224,114. Constantine P. Iordanou, one of our directors, is the President and Chief Executive Officer of Arch Capital Group Limited.

In 2011, in connection with our purchase of insurance coverage we also paid fees to Brown & Brown, Inc. of $605,321, and CNA Financial Corporation of $247,833. J. Hyatt Brown, one of our directors, is the Chairman of the Board and former Chief Executive Officer of Brown & Brown, Inc. Thomas F. Motamed, one of our directors, is the Chairman of the Board and Chief Executive Officer of CNA Financial Corporation.

Family Relationships

We employ Michael Coyne as President of our Verisk Health subsidiary. In 2011, Mr. Coyne received salary and bonus of $441,154, received options to purchase 10,376 shares of our Class A common stock with a grant date fair value of $108,750, received 1,089 shares of restricted stock with a grant date fair value of $36,250 and received a 401k Savings Plan matching contribution of $9,311. Mr. Coyne is the son of Frank J. Coyne, our Chairman of the Board and Chief Executive Officer. We believe that the compensation paid to Mr. Coyne was comparable with compensation paid to other employees with similar levels of responsibility and years of service.

ESOP

We established an ESOP funded with intercompany debt that includes 401(k), ESOP and profit sharing components to provide employees with equity participation. The trustee of the ESOP is GreatBanc Trust Company. The ESOP owns greater than five percent of our Class A common stock. We make quarterly cash contributions to the ESOP equal to the debt service requirements. As the debt is repaid, shares are released to the ESOP to fund 401(k) matching and profit sharing contributions and the remainder is allocated annually to ESOP accounts of active employees in proportion to their eligible compensation in relation to total participant eligible compensation. On October 6, 2009 we made an accelerated cash contribution to permit the ESOP to prepay a portion of the indebtedness, resulting in an accelerated allocation of shares to active eligible employees. The amount of our ESOP costs recognized for the year ended December 31, 2011 was $12.6 million.

Voting rights with respect to shares of our Class A common stock owned by the ESOP are exercised by the trustee of the ESOP. The trustee is required to vote shares allocated to an ESOP participant’s account as directed by the ESOP participant for all matters submitted to a vote of our Class A shareholders. Shares of stock not allocated to a participant’s account may be voted in accordance with the discretion of the Trustee in the best interest of ESOP participants.

Statement of Policy Regarding Transactions with Related Persons

Our Board of Directors has adopted a written statement of policy regarding transactions with related persons. Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to the corporate secretary any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The corporate secretary will then promptly communicate that information to the Board of Directors or the designated Board committee. No related person transaction will be consummated without the approval or ratification of the Board of Directors or any committee of the Board of Directors consisting exclusively of disinterested directors. The Board of Directors has designated the Nominating and Corporate Governance Committee to approve any related person transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest.

ITEM 2 —	APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS ON AN ADVISORY, NON-BINDING BASIS

At the 2011 Annual Meeting of Shareholders, we conducted an advisory, non-binding vote regarding the frequency with which we would seek approval of the compensation of our named executive officers. At such meeting, shareholders expressed their preference for an annual vote on executive compensation on an advisory, non-binding basis and, consistent with this preference, the Board of Directors determined that we will conduct such a vote on an annual basis. Accordingly, we are providing our shareholders with the opportunity to approve the compensation of our named executive officers for 2011 as disclosed in this Proxy Statement on an advisory, non-binding basis (“say-on-pay”) through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because your vote is advisory, it will not be binding on the Board of Directors and will not overrule any decision by the Board of Directors or require the Board of Directors to take any action. However, the Board of Directors and the Compensation Committee will take into account the outcome of the say-on-pay vote when considering future executive compensation decisions for named executive officers.

The Compensation Committee believes that the Company’s compensation programs and policies and the compensation decisions for 2011 described in this Proxy Statement, including the Compensation Discussion and Analysis, appropriately reward our named executive officers for their and the Company’s performance and will assist the Company in retaining our senior leadership team. You are strongly encouraged to read the full details of our executive compensation programs and policies under the section titled “Executive Compensation” above.

Our Board unanimously recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. Proxies solicited by the Board will be voted “FOR” this resolution unless otherwise instructed. Broker non-votes will not be counted in determining the results of the vote.

ITEM 3 —	APPROVAL OF THE VERISK ANALYTICS, INC. 2012 EMPLOYEE STOCK PURCHASE PLAN

Shareholders are being asked to approve the adoption of the Verisk Analytics, Inc. 2012 Employee Stock Purchase Plan (the “2012 ESPP”). The 2012 ESPP was approved by our Board of Directors on February 22, 2012, subject to shareholder approval. The 2012 ESPP will not become effective, and no shares of our Class A common stock will be issued under the 2012 ESPP, unless shareholder approval of this Item 3 is obtained at our annual meeting. The principal features of the 2012 ESPP are summarized below, but the summary is qualified in its entirety by reference to the 2012 ESPP itself, which is attached to this Proxy Statement as Appendix A.

Purpose of the 2012 ESPP

The purpose of the 2012 ESPP is to provide employees an opportunity to participate in the ownership of the Company by purchasing Class A common stock of the Company (“Shares”) through payroll deductions from base salary and Short Term Incentive payments. The 2012 ESPP is intended to benefit the Company as well as its shareholders and employees. The 2012 ESPP gives employees an opportunity to purchase Shares at a discounted price. We believe that our shareholders correspondingly benefit from the increased interest on the part of participating employees in the profitability of the Company. Finally, the Company benefits from the periodic investments of equity capital provided by participants in the 2012 ESPP.

Summary of the 2012 ESPP

The following is a summary of the 2012 ESPP. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2012 ESPP, which is attached to this Proxy Statement as Appendix A.

Administration.    The 2012 ESPP will be administered by the Compensation Committee. The Compensation Committee will have power to interpret and construe the 2012 ESPP in its sole discretion, and adopt rules of procedure and regulations necessary for the administration of the 2012 ESPP.

Eligibility.    Employees of the Company and its designated subsidiaries whose customary employment is for more than five months per year may participate in the 2012 ESPP; provided, however, that no employee will be eligible to participate in the 2012 ESPP if, immediately after the grant of an option to purchase Shares under the 2012 ESPP, that employee would own 5% of the total combined voting power or value of all classes of our common stock. In addition, employees of the Company or any designated subsidiary who are citizens or residents of a foreign jurisdiction will be prohibited from participating in the 2012 ESPP if the grant of an option to such employees would be prohibited under the laws of such foreign jurisdiction or if compliance with the laws of such foreign jurisdiction would cause the 2012 ESPP to violate the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). We estimate that approximately 4,800 employees are currently eligible to participate in the 2012 ESPP.

Participation.    In order to participate in the 2012 ESPP, an employee who is eligible at the beginning of an offering period will authorize payroll deductions of up to 20% of base salary for the offering period and up to 50% of any Short Term Incentive payments received during the offering period. No participant may accrue options to purchase Shares at a rate that exceeds $25,000 in fair market value (determined as of the first day of the offering period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. In addition, a participant may not purchase more than a maximum of 5,000 Shares during any single offering period.

Purchases.    The 2012 ESPP provides for offering periods of three months duration starting on July 1, October 1, January 1, and April 1, with purchases being made on the last day of each offering period. On the last day of the offering period, also referred to as the exercise date, a participant’s accumulated payroll deductions are used to purchase Shares. The number of Shares a participant purchases on each exercise date is determined by dividing the total amount of payroll deductions withheld from the participant’s base salary or Short Term Incentive payments during that offering period by 95% of the fair market value of a Share on such exercise date.

Termination of Employment.    If a participant’s employment is terminated on or before the exercise date (including because of retirement or death), the participant is deemed to have elected to withdraw from the 2012 ESPP and the payroll deductions held in the participant’s account are returned to the participant.

Change in Capitalization and Certain Transactions.    In the event of a merger, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin-off or other similar transaction or other change in corporate structure affecting the Shares or the value thereof, or any unusual or reoccurring transactions or events affecting the Company or any changes in applicable laws, regulations or accounting principles, the Compensation Committee, in its sole discretion, is authorized to take action to (i) terminate outstanding options in exchange for an amount of cash equal to the amount that would have been obtained if such options were currently exercisable, (ii) replace outstanding options with other rights or property, (iii) provide for the assumption of outstanding options by a successor or survivor corporation (or a parent or subsidiary) or the substitution of similar rights covering such successor or survivor (or a parent or subsidiary), (iv) make adjustments to the number and type of common stock subject to outstanding options under the 2012 ESPP or to the terms and conditions of outstanding options and options which may be granted in the future and (v) provide that all outstanding options will terminate without being exercised.

Amendment and Termination.    The Board may amend or terminate the 2012 ESPP at any time and for any reason, provided that the Board may not, without shareholder approval, (i) increase the maximum number of Shares that may be issued under the 2012 ESPP (except pursuant to or in connection with a change in capitalization or transaction described above) or (ii) change the designation or class of employees eligible to participate in the 2012 ESPP. Except as required to comply with Section 423 of the Code, as required to obtain a favorable tax ruling from the Internal Revenue Service, or as specifically provided in the 2012 ESPP, no amendment may be made to an outstanding option which adversely affects the rights of any participant without the consent of such participant. The 2012 ESPP will continue until all of the Shares authorized for the 2012 ESPP are sold, unless it is terminated earlier by the Board. If not terminated sooner by the Board, and assuming approval of this proposal, the 2012 ESPP will terminate on June 30, 2022.

Certain United States Federal Income Tax Consequences

The 2012 ESPP and the options to purchase Shares granted to participants thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the Shares purchased under the 2012 ESPP are sold or otherwise disposed of. Upon a sale or other disposition of the Shares, the participant’s tax consequences will generally depend upon his or her holding period with respect to the Shares. If the Shares are sold or disposed of more than two years after the first day of the relevant offering period and one year after the date of acquisition of the Shares, the participant will recognize ordinary income equal to the lesser of (1) an amount equal to 5% of the fair market value of the Shares as of the date of option grant or (2) the excess of the fair market value of the Shares at the time of such sale or disposition over the exercise price of the option. Any additional gain on such sale or disposition will be treated as capital gain. We are generally not allowed a tax deduction for such ordinary income or capital gain. If Shares are disposed of before the expiration of these holding periods, the difference between the fair market value of such Shares at the time of purchase and the exercise price will be treated as income taxable to the participant at ordinary income rates in the year in which the sale or disposition occurs, and we will generally be entitled to a tax deduction in the same amount in such year.

Participation; Initial Offering

It is not possible to determine at this time the extent to which, if any, the executive officers identified as Named Executive Officers in the 2011 Summary Compensation Table on page 22, will elect to participate in the 2012 ESPP.

It is anticipated that the initial offering period under the 2012 ESPP, if approved by the Company’s shareholders, will commence on July 1, 2012 and terminate on September 30, 2012, with a per share purchase price equal to 95% of the fair market value of a share of Class A common stock on September 30, 2012.

New Plan Benefits

Because the number of Shares that may be purchased under the 2012 ESPP will depend on each employee’s voluntary election to participate and the fair market value of the Shares on various future dates, the actual number of Shares that will be purchased by any individual is not determinable. Therefore, it is not possible to determine future benefits that will be received by participants in the 2012 ESPP.

Our Board unanimously recommends that you vote “FOR” the approval of the Verisk Analytics, Inc. 2012 Employee Stock Purchase Plan. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed. Broker non-votes will not be counted in determining the results of the vote.

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2011, concerning the Company’s equity compensation plans. Since October 6, 2009, the Company has issued awards only under the Verisk Analytics, Inc. 2009 Equity Incentive Plan (the “Incentive Plan”).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—		—	—
Equity compensation plans not approved by security holders	18,896,405	(1)(2)	$16.55	6,955,761	(3)

Total	18,896,405			6,955,761

(1)	Includes shares subject to outstanding options granted under the Insurance Service Office, Inc. 1996 Incentive Plan (the “Option Plan”) in the amount of 12,744,862. The material features of the Option Plan are summarized below. See also Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	Includes shares subject to outstanding options granted under the Incentive Plan in the amount of 6,151,543. See “Verisk Analytics, Inc. 2009 Equity Incentive Plan” included in our Registration on the Form S-1/A filed on September 21, 2009 and Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the material features of our Incentive Plan.

(3)	On October 6, 2009, the date of our initial public offering, the Option Plan was terminated and no new equity awards can be granted under this plan.

The Option Plan

During 1996, the Company adopted the Option Plan. The Option Plan provided for the granting of options to key employees and non-employee directors of the Company. On October 6, 2009, the date of our initial public offering, the Option Plan was terminated and no new equity awards can be granted under this plan. The material features of the Option Plan are summarized below. The following description does not purport to be complete and is qualified in its entirety by reference to the plan document, which has been included as an exhibit to our Annual Reports on the Form 10-K.

Eligibility.    Key employees (as defined in the Option Plan) and non-employee directors (as defined in the Option Plan) (each, a “participant”) of the Company were eligible for offers and awards (in each case, as defined in the Option Plan).

Administration.    The Option Plan was administered by the committee having authority delegated by the Board to establish compensation arrangements relating to the Company.

Forms of Awards.    The committee could from time to time make such awards (including, without limitation, an award or grant of an option or grant of restricted stock, or any combination thereof) and/or offers to purchase common stock under the Option Plan in such form and having such terms, conditions and limitations as the committee may determine consistent with the terms of the Option Plan. Awards and/or offers could have been granted singly, in combination or in tandem. Currently, there are only option awards outstanding under the Option Plan.

Options.    Options are rights to purchase shares of the Company common stock at a price and during a period determined by the committee. The exercise price of an option was determined by the Board at the time of grant of such option and the term of an option generally could not exceed 10 years.

Termination of Employment/Change in Control.    If a participant’s employment terminated due to death, disability of retirement (for service-vesting options only) or if within two years following a change in control (as defined in the applicable award agreement), the participant’s employment terminated without cause or for good reason, all unexercisable options would have become immediately exercisable and would have remained exercisable for 12 months following the date of such termination. If a participant’s employment terminated for any other reason, all unexercisable options would have been terminated and all exercisable options would have remained exercisable for 90 days. Upon termination of a participant’s employment for any reason, including death, disability or retirement, restricted shares that remained subject to restrictions would have been forfeited.

Stock Adjustments.    In the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares, reorganization or recapitalization or change in capitalization, or any other similar corporate event, the committee could make such adjustments in (i) the aggregate number of shares under the Option Plan and the number of shares that may be made subject to awards to any individual participant, (ii) the number and kind of shares that are subject to any option and the exercise price per share without any change in the aggregate exercise price to be paid upon exercise of the option, and (iii) the number and kind of shares of outstanding restricted stock, as the committee would deem appropriate in the circumstances.

Amendment and Termination.    The Board had the power to amend the Option Plan, award agreement(s), offer agreement(s) and/or promissory notes, provided, however, that such amendment(s) could not impair the rights of a participant without the consent of such participant, except to the extent, if any, provided in the Option Plan, the award agreement, the offer agreement and/or promissory note. The Board could suspend or terminate the Option Plan at any time, but no such suspension or termination could affect awards or offers then in effect.

ITEM 4 — RATIFICATION OF THE APPOINTMENT OF VERISK’S INDEPENDENT AUDITOR

The Audit Committee appointed Deloitte & Touche LLP (Deloitte & Touche) as independent auditors for 2012 and presents this selection to the shareholders for ratification. Deloitte & Touche will audit our consolidated financial statements for 2012 and perform other permissible, preapproved services.

A Deloitte & Touche representative will attend the annual meeting to respond to your questions and will have the opportunity to make a statement. If shareholders do not ratify the appointment, the Audit Committee will reconsider it.

Our Board unanimously recommends a vote “FOR” the ratification of Deloitte & Touche’s appointment as our independent auditor. Proxies solicited by the Board will be voted “FOR” this ratification unless otherwise instructed.

Independent Auditor’s Fees.    The following table summarizes the aggregate fees (including related expenses; in thousands) incurred in 2011 and 2010 for professional services provided by Deloitte & Touche.

	2011	2010
Audit fees(1)	$1,942	$1,778
Audit-related fees(2)	428	56
Tax fees(3)	49	25
All other fees(4)	—	42

Total	$2,419	$1,901

(1)	Audit fees consisted of fees incurred for audits of our consolidated financial statements included in our Annual Report on Form 10-K and in our Registration Statement on Form S-3, reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q, and other regulatory audits.

(2)	Audit-related fees consisted of fees incurred for employee benefit plan audits, as well as amounts incurred in conjunction with comfort letters to underwriters related to our public debt offerings.

(3)	Includes tax compliance and other tax services not related to the audit.

(4)	Fees incurred for other services not set forth above.

Preapproval Policy of the Audit Committee of Services Performed by Independent Auditors

The Audit Committee has implemented preapproval policies and procedures related to the provision of audit and nonaudit services by the independent auditors to ensure that the services do not impair the auditor’s independence. Under these procedures, the Audit Committee preapproves both the type of services to be provided by the independent auditors and the estimated fees related to those services. During the preapproval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. Even if a service has received general preapproval, if it involves a fee in excess of $250,000 or relates to tax planning and advice, it requires a separate preapproval, which may be delegated to the Chairman of the Audit Committee so long as the entire Audit Committee is informed at its next meeting. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC and NASDAQ rules and regulations. In accordance with this preapproval policy, all audit and nonaudit services were preapproved by the Audit Committee in 2011.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board. The charter is available on our website at the “Corporate Governance” link under the “Investors” link at www.verisk.com. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC. The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal control over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent registered public accounting firm (independent auditor), the performance of the Company’s internal auditor and independent auditor and the Company’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. In making such determinations, the Audit Committee considers, among other things, the recommendations of management of the Company. The Board has determined that all of the Audit Committee’s members are independent under the applicable independence standards of the NASDAQ and the Exchange Act.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent auditor, Deloitte & Touche, is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Our responsibility is to oversee the financial reporting process and the Company’s internal control over financial reporting. We rely, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

The Audit Committee held five meetings during 2011. With respect to 2011, the Audit Committee, among other things:

•	reviewed and discussed the Company’s quarterly earnings releases;

•

reviewed and discussed (i) the quarterly unaudited consolidated financial statements and related notes and (ii) the audited consolidated financial statements and related notes for the year ended December 31, 2011 with management and Deloitte & Touche;

•	reviewed and discussed the annual plan and scope of work of the independent auditor;

•	reviewed and discussed the annual plan and scope of work of the internal auditor and summaries of significant reports to management by the internal auditor;

•	met with Deloitte & Touche, the internal auditor, the General Counsel and Company management in executive sessions;

•	reviewed and discussed certain critical accounting policies; and

•	reviewed business and financial market conditions, including an assessment of risks posed to the Company’s operations and financial condition.

We discussed with Deloitte & Touche matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and SEC Rule 2-07 of Regulation S-X. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

Deloitte & Touche also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding its communications with us concerning independence, and represented that it is independent from the Company. We discussed with Deloitte & Touche their independence from the Company and considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, and reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q compromise independence.

During 2011, we also received regular updates on the amount of fees and scope of audit and audit-related services provided. Pursuant to the preapproval policies and procedures related to the provision of audit and non-audit services by the independent auditors as described above under “Preapproval Policy of the Audit Committee of Services Performed by Independent Auditors,” we preapproved the hiring of Deloitte & Touche to provide non-audit services primarily related to expatriate income tax services and regulatory filings for our foreign subsidiaries.

Based on our review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2011 be included in the Company’s Annual Report on Form 10-K. We also selected Deloitte & Touche as the Company’s independent auditor for 2012 and are presenting the selection to the shareholders for ratification.

Respectfully submitted,

Glen A. Dell, (Chair)

Christopher M. Foskett

Samuel G. Liss

Andrew G. Mills

Thomas Motamed

David B. Wright

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance.    Based solely upon our review of forms filed by our directors and executive officers during the most recent fiscal year, we believe that all required reports have been timely filed under the SEC’s rules for reporting transactions by executive officers and directors in our common stock, except for one late Form 4 for Mr. Lehman.

Other Business.    We do not know of any other matters that may be presented for action at the meeting other than those described in this Proxy Statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion.

Shareholder Nominations for Director Candidates.    The Nominating and Corporate Governance Committee oversees searches for and identifies qualified individuals for membership on our Board. The Nominating and Corporate Governance Committee’s written charter requires the Committee to review candidates’ qualifications for membership on the Board or a committee of the Board, including making a specific determination as to the independence of each candidate, based on the criteria approved by the Board (and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or NASDAQ rules for Audit Committee membership purposes). The Nominating and Corporate Governance Committee is also required to review the composition of the Board and its committees in light of the current challenges and needs of the Board, the Company and each committee, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience.

Shareholders of record complying with the notice procedures set forth below may make director recommendations for consideration by the Nominating and Corporate Governance Committee. Shareholders may make recommendations at any time, but recommendations for consideration as nominees at the annual meeting of shareholders must be received not less than 60 days before nor more than 90 days prior to the first anniversary of the previous year’s annual meeting. Therefore, to submit a candidate for consideration for nomination at the 2013 annual meeting of shareholders, shareholders of record must submit the recommendation, in writing, no earlier than February 15, 2013, and no later than March 17, 2013. As required by our By-laws, the written notice must demonstrate that it is being submitted by a shareholder of record of Verisk and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must confirm his or her candidate’s consent to serve as a director. Shareholders must send recommendations to the Nominating and Corporate Governance Committee, c/o Kenneth E. Thompson, Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686.

Shareholder Proposals for the 2013 Annual Meeting.    Shareholders intending to present a proposal at the 2013 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Kenneth E. Thompson, Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686. We must receive the proposal no later than December 2, 2012.

Shareholders of record wishing to present a proposal at the 2013 annual meeting, but not requiring the proposal be included in our proxy statement must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that our Secretary receive written notice from the record shareholder of intent to present such proposal or nomination no more than 90 days and no less than 60 days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2013 annual meeting no earlier than February 15, 2013, and no later than March 17, 2013. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary.

Cost of Soliciting Your Proxy.    We will pay the expenses for the preparation and mailing of the proxy materials and the solicitation by the Board of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit your proxy, in person or by telephone, mail, facsimile or other means of communication.

Shareholders Sharing an Address.    Consistent with notices sent to record shareholders sharing a single address, we are sending only one Notice, Annual Report and Proxy Statement to that address unless we received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of the Notice, Annual Report or Proxy Statement as follows:

•	Record shareholders wishing to discontinue or begin householding, should contact our Corporate Secretary, Kenneth E. Thompson, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686.

•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

•

Any householded shareholder may request prompt delivery of a copy of the Annual Report or Proxy Statement by contacting us at (201) 469-2142 or may write to us at Investor Relations, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686. Instructions for requesting such materials are also included in the Notice.

Consent to Electronic Delivery of Annual Meeting Materials.    Shareholders and ESOP participants can access this Proxy Statement and our Annual Report on Form 10-K via the Internet at www.proxyvote.com by following the instructions outlined on the secure web site. For future annual meetings of shareholders, shareholders can consent to accessing their proxy materials, including the Notice of Internet Availability of Proxy Materials, the proxy statement and the annual report, electronically in lieu of receiving them by mail. To receive materials electronically you will need access to a computer and an e-mail account. To sign up for electronic delivery, when voting using the Internet at www.proxyvote.com, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Registered shareholders that wish to revoke their request for electronic delivery at any time without charge should contact our Corporate Secretary, Kenneth E. Thompson, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686 or contact us at (201) 469-2142.

If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee. You may update your electronic address by contacting your nominee.

Appendix A

VERISK ANALYTICS, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the Employee Stock Purchase Plan of Verisk Analytics, Inc., effective as of the first day of the calendar quarter following the effective date.

1. Purpose.    The purpose of the Plan is to provide Employees of the Company and its Subsidiaries with an opportunity to purchase Shares of the Company. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

2. Definitions.

(a) “Base Salary” shall have the meaning specified in paragraph 2(g).

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) an “independent director” for purposes of the rules of the applicable stock market or exchange on which the Shares are quoted or traded, to the extent required by such rules. The Board may designate one or more Directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee.

(e) “Common Stock” shall mean Class A common stock, $0.001 par value, of the Company.

(f) “Company” shall mean Verisk Analytics, Inc., a Delaware corporation, or any successor which adopts this Plan.

(g) “Compensation” for the Offering Period shall mean (i) base salary received during the Offering Period by an Eligible Employee for services to the Employer (“Base Salary”) and (ii) any amounts received during the Offering Period as an Eligible Employee under the Company’s Short Term Incentive program (“STI Amount”), and shall exclude any other incentive payments, commissions, overtime or any other form of compensation that may be paid from time to time to the Employee from the Employer. Base salary for Participants shall be pro-rated based upon the base salary which he or she receives on each pay date during the Offering Period.

(h) “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous status as an Employee shall not be considered interrupted in the case of a leave of absence except as provided in paragraph 10(b).

(i) “Designated Subsidiary” shall mean, with respect to an Offering Period, each of the Subsidiaries designated in the Appendix attached to this Plan as having adopted the Plan. In addition, such term shall include each Subsidiary as may be designated by the Board or the Committee from time to time among a group consisting of the Company and its Subsidiaries, including corporations that become Subsidiaries after the adoption and approval of the Plan.

(j) “Eligible Employee” shall have the meaning specified in paragraph 3(a).

(k) “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Employer.

(l) “Employer” shall mean, with respect to an Offering Period, the Company and each of its Designated Subsidiaries.

(m) “Enrollment Date” shall mean the first day of each Offering Period.

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(o) “Exercise Date” shall mean the last day of each Offering Period.

(p) “Exercise Price” shall have the meaning specified in paragraph 7(b).

(q) “Offering Period” shall mean the period described in paragraph 4.

(r) “Participant” shall mean an Eligible Employee who has elected to participate in the Plan.

(s) “Participant Account” shall mean that separate account maintained under the Plan to record the amount that a Participant has contributed to the Plan during an Offering Period.

(t) “Plan” shall mean the Verisk Analytics, Inc. Employee Stock Purchase Plan.

(u) “Share” shall mean a share of Common Stock.

(v) “Stock Administrator” shall mean the administrator appointed by the Board or the Committee pursuant to paragraph 13 to administer the Plan.

(w) “STI Amount” shall have the meaning specified in paragraph 2(g).

(x) “Subsidiary” shall mean a corporation, domestic or foreign, of which at the time of the granting of an option pursuant to paragraph 7, not less than fifty percent (50%) of the total combined voting power of all classes of stock are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3. Eligibility.

(a) General Rule.    Any full or part time Employee who has completed an hour of service with the Employer as of any Enrollment Date and whose customary employment is for more than five months in any calendar year shall be eligible to participate as an “Eligible Employee” during the Offering Period beginning on such Enrollment Date, subject to the requirements of paragraph 5 and the limitations imposed by Section 423(b) of the Code; provided, however, that an Employee of a Designated Subsidiary who is a citizen or resident of a foreign jurisdiction shall not be an “Eligible Employee” if the grant of an option under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of an option to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Committee in its sole discretion.

(b) Exceptions.    Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option to purchase Shares under the Plan if:

(i) Immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock (including for purposes of this paragraph 3(b) any stock he or she holds outstanding options to purchase) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary computed in accordance with the Section 423(b)(3) of the Code, or

(ii) Such option would permit such Employee’s right to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time, in accordance with the provisions of Section 423(b)(8) of the Code.

4. Offering Periods.    Each calendar quarter shall be an Offering Period, and the initial Offering Period shall, subject to shareholder approval of the Plan in accordance with paragraph 20, be the quarter beginning on July 1, 2012.

5. Participation.    An Eligible Employee shall become a Participant by completing a subscription agreement in such form as shall be specified by the Company (“Subscription Agreement”), and returning it to the Stock Administrator prior to the Enrollment Date for the applicable Offering Period, unless a later time for filing the Subscription Agreement is set by the Board or the Committee for all Eligible Employees with respect to such Offering Period.

6. Payment for Shares

(a) At the time a Participant files his or her Subscription Agreement, such Participant shall elect to have (i) payroll deductions made on each pay date during the Offering Period at a whole percentage rate not to exceed twenty percent (20%) of the Base Salary which he or she receives on each pay date during the Offering Period and (ii) a deduction made during the Offering Period at a whole percentage rate not to exceed fifty percent (50%) of any STI Amount which he or she receives on any day during the Offering Period.

(b) All deductions during an Offering Period that are made from a Participant’s Base Salary and STI Amount shall be credited to his or her Participant Account under the Plan. A Participant may not make any separate cash payment into his or her Participant Account.

(c) A Participant may discontinue his or her participation in the Plan as provided in paragraph 10, but no other change can be made during an Offering Period and, for the avoidance of doubt, a Participant may not alter the amount of his or her Base Salary or STI Amount deductions for that Offering Period.

7. Grant of Option.

(a) On the Enrollment Date for each Offering Period, each Participant shall be granted an option to purchase on the applicable Exercise Date, a maximum number of 5,000 Shares; provided, however, that the number of Shares subject to such option shall be reduced, if necessary, to a number of Shares which would not exceed the limitations described in paragraph 3(b) and paragraph 12(a) hereof.

(b) The exercise price per Share offered in a given Offering Period (the “Exercise Price”) shall be ninety-five percent (95%) of the fair market value of a Share on the Exercise Date of such Offering Period. The fair market value of a Share on an Exercise Date shall be the closing price of such Share as reported by NASDAQ on such date or the most recent trading date preceding such date (or if the Shares did not trade on such date, for the most recent trading day preceding the Exercise Date, as the case may be, on which the Shares traded).

8. Exercise of Option.    The Participant’s option for the purchase of Shares will be exercised automatically on the Exercise Date of the Offering Period by purchasing the maximum number of Shares subject to such option which may be purchased at the Exercise Price with the funds in his or her Participant Account unless prior to such Exercise Date the Participant has withdrawn from the Offering Period pursuant to paragraph 10. During a Participant’s lifetime, a Participant’s option to purchase Shares hereunder is exercisable only by such Participant.

9. Delivery.    Shares issued pursuant to the exercise of the option will be held in custody by the Stock Administrator until the later of (a) termination of the Participant’s Continuous Status as an Employee or request by the Participant for delivery of all Shares or (b) satisfaction by the Participant of the holding periods described in Section 423(a)(i) of the Code with respect to such Shares (the “Applicable Holding Periods”), provided that the Participant may request, prior to the satisfaction of the Applicable Holding Periods, that, subject to paragraph 22, some or all of such Shares be sold through the Stock Administrator in accordance with procedures established by the Stock Administrator. All dividends issued on Shares held by the Stock Administrator on behalf of the Participant will be credited to the Participant’s account and will be reinvested in additional Shares. A Participant will not be entitled to any dividends with respect to options to purchase Shares under the Plan. Shares shall be delivered within forty-five (45) days after termination of a Participant’s Continuous Status as an Employee or receipt of such request by the Participant for delivery of all Shares, provided that the Applicable Holding Periods have been satisfied.

10. Withdrawal; Termination of Employment.

(a) A Participant may withdraw all, but not less than all, of the payroll deductions credited to his or her Participant Account for the applicable Offering Period by delivery to the Stock Administrator of notice, in the form specified by the Company, on any date up to and including five business (5) days prior to the Exercise Date. All of the Participant’s payroll deductions credited to his or her Participant Account for such Offering Period will be paid to such Participant as soon as practicable after receipt of his or her notice of withdrawal. Such withdrawal shall permanently terminate the Participant’s participation for the Offering Period in which the withdrawal occurs.

(b) In the event of the termination on or before the Exercise Date of the Participant’s Continuous Status as a Employee for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Participant (or the Participant’s estate, in the case of the Participant’s death) shall receive any funds in his or her Participant Account as soon as practicable after the date of such withdrawal; provided, however, that a Participant who goes on a leave of absence shall be permitted to remain in the Plan with respect to an Offering Period which commenced prior to the beginning of such leave of absence. Base Salary or STI Amount deductions, as applicable, for a Participant who has been on a leave of absence will resume upon return to work at the same rate as in effect prior to such leave unless the leave of absence begins in one Offering Period and ends in a subsequent Offering Period, in which case the Participant shall not be permitted to re-enter the Plan until a new Subscription Agreement is filed with respect to an Offering Period which commences after such Participant has returned to work from the leave of absence.

(c) A Participant’s withdrawal from one Offering Period will not have any effect upon his or her eligibility to participate in a different Offering Period or in any similar Plan which may hereafter be adopted by the Company.

11. Interest.    No interest shall accrue on the Base Salary or STI Amount deductions of a Participant in the Plan.

12. Shares.

(a) The maximum number of Shares which shall be made available for sale under the Plan shall be two million (2,000,000) Shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 17. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Company may be made subject to purchase under the Plan, in the sole and absolute discretion of the Board or the Committee. Further, if for any reason any purchase of Shares pursuant to an option under the Plan is not consummated, the Shares subject to the applicable Subscription Agreement may be made available for sale pursuant to a new Subscription Agreement under the Plan. If, on a given Exercise Date, the Shares with respect to which options are to be exercised exceed the Shares then available under the Plan, the Company shall make a pro rata allocation of the remaining Shares that are available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give notice to each Participant of such reduction in the number of Shares which such Participant shall be allowed to purchase. Notwithstanding anything to the contrary herein, the Company shall not be obligated to issue Shares hereunder if, in the opinion of counsel for the Company, such issuance would constitute a violation of federal or state securities laws or the laws of any country.

(b) Neither the Participant nor his or her beneficiaries will have any interest or other right in, or dividend or voting rights with respect to, Shares covered by his or her option until such option has been exercised and the related Shares have been purchased under the Plan.

13. Administration.    The Plan shall be administered by the Committee. Members of the Board who are Eligible Employees are permitted to participate in the Plan; provided, however, that members of the Board who are Eligible Employees may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan. The Committee shall have the following powers and duties:

(a) To direct the administration of the Plan by the Stock Administrator in accordance with the provisions herein set forth;

(b) To adopt rules of procedure and regulations necessary for the administration of the Plan, provided that such rules are not inconsistent with the terms of the Plan;

(c) To determine, in its sole discretion, all questions with regard to rights of Employees and Participants under the Plan, including but not limited to, the eligibility of an Employee to participate in the Plan;

(d) To enforce the terms of the Plan and the rules and regulations it adopts;

(e) To direct or cause the Stock Administrator to direct the distribution of the Shares purchased hereunder;

(f) To furnish or cause the Stock Administrator to furnish the Employer with information which the Employer may require for tax or other purposes;

(g) To engage the service of counsel (who may, if appropriate, be counsel for the Employer) and agents whom it may deem advisable to assist it with the performance of its duties;

(h) To prescribe procedures to be followed by Eligible Employees in electing to participate herein;

(i) To receive from each Employer and from Eligible Employees such information as shall be necessary for the proper administration of the Plan;

(j) To maintain, or cause the Stock Administrator to maintain, separate accounts in the name of each Participant to reflect his or her Participant Account under the Plan;

(k) To interpret and construe the Plan in its sole discretion; and

(l) To make any changes or modifications necessary to administer and implement the provisions of the Plan in any foreign country to the fullest extent possible.

14. Transferability.    Neither any monies credited to a Participant’s Participant Account nor any rights with regard to the exercise of an option to purchase Shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will or by laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that the Company shall treat such act as an election to withdraw funds in accordance with paragraph 10.

15. Use of Funds.    All Base Salary or STI Amount deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such funds.

16. Reports.    Individual Participant Accounts will be maintained for each Participant, and statements will be given to Participants promptly following an Exercise Date, which statements will set forth the amount of Base Salary or STI Amount deductions for the applicable Offering Period, the per-Share purchase price, the number of Shares purchased, and the remaining cash balance, if any.

17. Adjustments Upon Changes in Capitalization and Certain Transactions.    Except as would cause the Plan to fail to satisfy the requirements of Section 423 of the Code: (a) in the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split (including a stock split in the form of a stock dividend), reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to outstanding options as the Committee, in its sole discretion, deems equitable or appropriate taking into consideration any applicable accounting and tax consequences, including such adjustments in the limitations in paragraph 7(a) and paragraph 12 and in the class and number of Shares and Exercise Price with respect to outstanding options under the Plan and (b) in the event of any transaction or event described in (a) above, or any unusual or nonrecurring transaction or events affecting the Company or any changes in applicable laws, regulations or accounting principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions:

(a) To provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other rights or property selected by the Committee in its sole discretion;

(b) To provide that the outstanding options under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and exercise prices;

(c) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding options under the Plan and/or in the terms and conditions of outstanding options and options which may be granted in the future;

(d) To provide that all outstanding options shall terminate without being exercised.

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee, no issuance by the Company or shares of stock of any class, or securities convertible into stock of any class, shall affect, and no adjustment by reason thereof, shall be made with respect to, the number of Shares subject to an option or the grant or Exercise Price of any option.

18. Amendment or Termination.    The Board may at any time and for any reason terminate or amend the Plan; provided, however, that the Board shall not, without the approval of the stockholders of the Company, (i) increase the maximum number of Shares which may be issued under the Plan (except pursuant to paragraph 17) or (ii) amend the requirements as to the class of employees eligible to purchase Shares under the Plan, or, if a committee is appointed as the Stock Administrator pursuant to paragraph 13, permit the members of such committee to participate in the Plan. The Plan shall automatically terminate on the Exercise Date that Participants become entitled to purchase a number of Shares greater than the number available for purchase under paragraph 12. Except as specifically provided in the Plan, as required to comply with Section 423 of the Code, or as required to obtain a favorable ruling from the Internal Revenue Service, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant without the consent of such Participant.

19. Notices.

(a) All notices or other communications by an Eligible Employee or a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

(b) All notices or other communications by the Employer, the Company, the Board or the Committee under or in connection with the Plan shall be deemed to have been duly given when (a) personally delivered, including electronic transmission in such form as the Board or the Committee shall direct, or (b) placed in the mail of the country of the sender in an envelope addressed to the last known address of the person to whom the notice is given.

20. Shareholder Approval.    The effectiveness of the Plan shall be subject to approval by the shareholders of the Company within twelve months before or after the date the Plan is adopted by the Board. Notwithstanding any provision to the contrary, failure to obtain such shareholder approval shall void the Plan, any options granted under the Plan, any Share purchases pursuant to the plan, and all rights of all Participants.

21. Conditions Upon Issuance of Shares.    Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated under both sets of laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Withholding; Disqualifying Disposition.    Notwithstanding any other provision of the Plan, at the time a Participant’s option under the Plan is exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan are disposed of by a Participant, the Participant must make adequate provision for his or her Employer’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation, the amount necessary for the Company to meet applicable tax withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to a sale or early disposition of Shares by the Participant.

23. Term of Plan.    The Plan shall become effective as of July 1, 2012, subject to its approval by the stockholders of the Company as described in paragraph 20. It shall continue in effect until June 30, 2022 unless sooner terminated under paragraph 18 or 20.

24. No Rights Implied.    Nothing contained in the Plan, any modification or amendment to the Plan, or the creation of any Participant Account, the execution of any Subscription Agreement, or the issuance of any Shares, shall give any Employee or Participant any right to continue his or her employment, any legal or equitable right against the Employer or Company or any officer, director, or employee of the Employer or the Company, or interfere in any way with the Employer’s or the Company’s right to terminate or otherwise modify an Employee’s employment at any time, except as expressly provided by the Plan.

25. Severability.    In the event any provision of the Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, but such provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

26. Waiver of Notice.    Any person entitled to notice under the Plan may waive such notice.

27. Successors and Assigns.    The Plan shall be binding upon all persons entitled to purchase Shares under the Plan, their respective heirs, legatees, and legal representatives, including, without limitation, such person’s estate and the executors, any receiver, trustee in bankruptcy or representative of creditors of such person, and upon the Employer, its successors and assigns.

28. Headings.    The titles and headings of the paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

29. Law.    All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal law. The obligation of the Employer to sell and deliver Shares under the Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Shares.

30. Participating Employers.    This Plan shall constitute the Employee Stock Purchase Plan of the Company and each Designated Subsidiary. A Designated Subsidiary may withdraw from the Plan as of any Enrollment Date by giving written notice to the Board, which notice must be received by the Board at least thirty (30) days prior to such Enrollment Date.

APPENDIX

Verisk Analytics, Inc.

Employee Stock Purchase Plan

DESIGNATED SUBSIDIARIES

AS OF

                    , 2012

Insurance Services Office, Inc.

3E Company Environmental, Ecological and Engineering

AIR Worldwide Corporation

Atmospheric and Environmental Research, Inc.

Bloodhound Technologies, Inc.

Crowe Paradis Service Corporation

HSE Systems, Inc.

Intellicorp Records, Inc.

Interthinx, Inc.

ISO Claim Services, Inc.

ISO Screening Investigations, Inc.

ISO Services, Inc.

Quality Planning Corporation

Strategic Analytics, Inc.

Verisk Crime Analytics, Inc.

Verisk Health, Inc.

Verisk Health Solutions, Inc.

Xactware Solutions, Inc.

VERISK ANALYTICS, INC 545 WASHINGTON BOULEVARD JERSEY CITY, NJ 07310

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KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the Nominees for the three-year term expiring 2015.

1. Election of Directors		☐	☐	☐
Nominees:
01 J. Hyatt Brown 02 Glen A. Dell 03 Samuel G. Liss
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain
2. To approve executive compensation on an advisory, non-binding basis.							☐	☐	☐
3 To approve the 2012 Employee Stock Purchase Plan.							☐	☐	☐
4 To ratify the appointment of Deloitte & Touche LLP as our independent auditor for the 2012 fiscal year.							☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. THE PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll-free 1-800-690-6903 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.	Vote by Internet at our Internet Address: www.proxyvote.com

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

VERISK ANALYTICS, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 16, 2012

The undersigned hereby appoints Frank J. Coyne and Kenneth E. Thompson, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class A common stock of Verisk Analytics, Inc. held of record by the undersigned as of March 19, 2012, at the Annual Meeting of Shareholders to be held at 8:00 a.m., eastern time at the Company’s Headquarters, 545 Washington Blvd., Jersey City, NJ 07310 on May 16, 2012 or any adjournment thereof.

This instruction and proxy card is also solicited by the Board of Directors of Verisk Analytics, Inc. (the “Company”) for use at the Annual Meeting of Shareholders on May 16, 2012 at 8:00 a.m., eastern time from persons who participate in the ISO 401(k) Savings and Employee Stock Ownership Plan (the “ESOP”).

By signing this instruction and proxy card, the undersigned ESOP Participant hereby instructs GreatBanc Trust Company, Trustee for the ESOP, to exercise the voting rights relating to any shares of Class A common stock of Verisk Analytics, Inc. allocable to his or her account(s) as of March 19, 2012. For the ESOP, the Trustee will vote shares that are not allocated to ESOP participant’s accounts, or for which no instruction has been received, in its discretion, in the best interest of ESOP participants.

For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by May 15, 2012. For shares voted by phone or Internet, the deadline is 11:59 p.m. eastern time on May 15, 2012.

(Continued on reverse side)